Execution Version

Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT
OF
ISLAND HOSPITALITY JOINT VENTURE, LLC
a Delaware Limited Liability Company

Dated as of January 9, 2015

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME, EXCEPT IN COMPLIANCE WITH (i) THE REQUIREMENTS OF THE SECURITIES ACT AND ANY OTHER APPLICABLE LAWS, RULES AND REGULATIONS AND (ii) THE OTHER TRANSFER RESTRICTIONS SET FORTH HEREIN.

LIMITED LIABILITY COMPANY AGREEMENT
OF
ISLAND HOSPITALITY JOINT VENTURE, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF ISLAND HOSPITALITY JOINT VENTURE, LLC dated as of January 9, 2015, is entered into by PLATFORM HOSPITALITY INVESTOR T-II, LLC, a Delaware limited liability company and ISLAND JV MEMBER INC., a Florida corporation. Unless otherwise defined herein or the context clearly requires otherwise, capitalized terms used in this Agreement shall have the meanings given to them on Annex I.
R E C I T A L S

A.Island Member formed the Company under the name “ISLAND HOSPITALITY JOINT VENTURE, LLC” on December 31, 2014, as a limited liability company under the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6. §§18-101 to 18-1109, as amended from time to time (the “Act”).

B.Immediately prior to the execution of this Agreement, Island Member and the Company, inter alios, have consummated the Restructuring Transactions (as defined in the Purchase Agreement).

C.On the date hereof, NSAM Member has acquired forty-five percent (45%) of the Common Units in the Company from Island Member pursuant to that certain Purchase Agreement, dated as of January 9, 2015 (the “Purchase Agreement”).

D.An organizational structure of the Company and its Subsidiaries as of the Effective Date is attached hereto as EXHIBIT A.

E.The Initial Members desire to enter into this Agreement, as the same may be amended from time to time in accordance herewith, for the purpose of establishing the affairs of, and the conduct of the business of the Company and to set forth the Members’ respective obligations vis-à-vis the Company.

W I T N E S S E T H

In consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
ARTICLE I.
ORGANIZATION
Section 1.1    Formation of Company. The Certificate of Formation of the Company (as the same may be amended, supplemented or modified from time to time, the “Certificate”) was filed by an authorized person (as such term is used in the Act) with the Secretary of State of the

State of Delaware on December 31, 2014. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein or in the Certificate. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.
Section 1.2    Name. The name of the Company shall be Island Hospitality Joint Venture, LLC or such other name or names as may be selected by the Managing Member from time to time, and the Company’s business shall be carried out in such name with such variations and changes therein as the Managing Member deems necessary to comply with the requirements of the jurisdictions in which the Company’s operations are conducted.
Section 1.3    Purpose. The purpose of the Company is to (i) provide management and operational services to “select service hotels”, “extended stay hotels”, “limited service hotel” and similar type hotels whose business objective is to provide limited services or select services to their guests (“Select Hotels”) which such hotels are located in the United States and in such other locations as the Members may mutually agree upon from time to time, (ii) provide administrative, technical, financial, accounting, consulting and other managerial services to such hotels in connection with the execution of such management and operational functions and (iii) engage in any other lawful act or activity for which a limited liability company may be organized under the Act in connection with the implementation and fulfillment of the purposes described in the foregoing subclauses (i) and (ii) of this Section 1.3 (collectively, the “Business Purpose”).
Section 1.4    Documents. The Managing Member is hereby authorized to approve and designate one or more persons to execute any necessary amendments and/or restatements of the Certificate in accordance with the Act and cause the same to be filed in the office of the Secretary of State of the State of Delaware. The Company shall promptly execute and duly file with the proper offices in each state or jurisdiction in which the Company may conduct its activities, one or more certificates as required by the laws of each such state in order that the Company may lawfully conduct its activities in each such state and take any other action or measures necessary in such state or states for the Company to conduct such activities.
Section 1.5    Principal Office. The principal place of business and office of the Company shall be 50 Cocoanut Row, Suite #200, Palm Beach, Florida 33480, or at such other place or places as may be designated by the Managing Member. The Company shall maintain at the Company’s principal place of business those books and records required by the Act to be maintained there.
Section 1.6    Registered Office. The registered office and registered agent of the Company in the State of Delaware shall be the initial registered office and initial registered agent as designated in the Certificate, or such other office and agent as the Managing Member may designate from time to time.
Section 1.7    Term. The term of the Company began on the date the Certificate was filed, and shall continue until terminated pursuant to this Agreement.

ARTICLE II.
MEMBERS AND MEMBERSHIP INTERESTS
Section 2.1    Members. The Members of the Company shall consist of the Initial Members and such Additional Members as may be admitted to the Company pursuant to Section 2.3 and ARTICLE VII.

Section 2.2    Membership Interests.
(a)    The capital of the Company shall consist of Membership Interests that shall constitute limited liability company interests under the Act. The Membership Interests will initially consist of Common Units and the Class B Incentive Units.
(b)    The relative rights, powers, preferences and obligations of the Units shall be as set forth herein and, with respect to any class or series of Units authorized and issued in accordance with this Agreement after the Effective Date, in the Supplemental Terms adopted in accordance with this Agreement at the time of issuance of such Units. The Members shall not be required to make any additional capital contributions to the Company (other than in connection with the issuance to such Members of Additional Interests pursuant to Section 2.3(a) and Section 2.3(b) or as otherwise expressly provided herein).
(c)    A Member may own one or more classes of Units. The ownership of one class or series of Units shall not affect the rights or obligations of a Member with respect to any other class or series of Units. Any reference to the holder of a class of Units shall be deemed to refer to such holder only to the extent of the Units of the relevant class held by such Member unless the context clearly and unequivocally provides otherwise.
(d)    As of the Effective Date, each Initial Member holds the number of Common Units set forth opposite such Initial Member’s name on Annex II (the “Member Registry”). The Company shall update the Member Registry to reflect the issuance, transfer, redemption or cancellation of any Units after the Effective Date.
(e)    As of the Effective Date, no Class B Incentive Units have been issued.

Section 2.3    Additional Membership Interests.
(a)    Issuance of Units. Except as otherwise provided in Section 2.3(b) and Section 2.3(c), the Company may not issue any Units without the consent of the Managing Member and the approval of the Major Decision Committee in accordance with Section 5.3.
(b)    Permitted Equity Issuances. After the fifth (5th) annual anniversary of the Effective Date, the Managing Member may, without the consent of the Major Decision Committee, issue additional Common Units for cash to a bona fide Third Party purchaser if (x) the

Common Units are issued at a price equal to the Fair Market Value of such Common Units at the time of issuance, and (y) the aggregate number of Common Units issued pursuant to this Section 2.3(b) do not exceed twenty-five percent (25%) of the Effective Date Common Units after giving effect to all issuances; provided, further, that if any issuance or series of related issuances pursuant to this Section 2.3(b) would result in (i) the occurrence of an NSAM Minimum Ownership Failure Event or (ii) the occurrence of an Island Minimum Ownership Failure Event, then, in any such case, such issuance or series of related issuances shall be subject to approval of NSAM Member. All Common Units pursuant to this Section 2.3(b) shall be issued on a pari passu basis with the same distribution and voting rights.
(c)    Class B Incentive Units.
(i)    The Managing Member may, without the consent of the Major Decision Committee, issue in the aggregate up to five percent (5%) of the Effective Date Common Units, so-called “Class B Incentive Units”, to employees and Officers of the Company as part of their compensation, whether or not pursuant to an Approved Incentive Unit Plan, provided that (A) the Class B Incentive Units shall be Profits Interests in all events and accordingly shall be pari passu with the Common Units with respect to any distributions made under Section 4.1(b) (but not Section 4.1(a)), (B) the aggregate number of Class B Incentive Units issued pursuant to this Section 2.3(c) shall not exceed one percent (1%) of the Effective Date Common Units per year after giving effect to all issuances, and (C) any proposed issuance to a member of Island Senior Management shall be subject to Section 5.3. The Class B Incentive Units will carry no consent, approval, veto or other voting rights under this Agreement, and for the avoidance of doubt, are not considered to be Common Units.
(ii)    By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to or for the benefit of the Company. For purposes of making such Safe Harbor election, the Managing Member is hereby designated as the “partner who has responsibility for U.S. federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by Managing Member constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice. The Company and each Member hereby agree (A) to use commercially reasonable efforts to comply with all requirements of the Safe Harbor described in the Notice and (B) that each Member shall prepare and file all U.S. federal income tax returns reporting the income tax effects of each Unit issued by the Company that is subject to the Safe Harbor in a manner consistent with the requirements of the Notice. The officers of the Company shall file, or cause the Company to file, all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to grants of Profits Interests covered by such Safe Harbor Election. It shall be a condition subsequent to the issuance of any unvested Profits Interests of any Member, that such Member makes a timely and proper election under Section 83(b) of the Code with respect to such unvested Profits Interests. Any issuance of any unvested Profits Interests (whether issued on or after the date hereof) for which a Member fails to make a timely and proper 83(b) election shall be void ab initio unless otherwise determined by the Managing Member. EACH MEMBER ACKNOWLEDGES THAT IT IS THE MEMBER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S OR THE MANAGING MEMBER’S (OR ANY OF THEIR RESPECTIVE AFFILIATES’ OR ADVISOR’S OR REPRESENTATIVES’) TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE MEMBER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON SUCH MEMBER’S BEHALF.
Section 2.4    Preemptive Rights. Each Initial Member shall have the right, but not the obligation, to purchase up to its Pro Rata Share of any Additional Issuances (including any Common Units issued pursuant to Section 2.3(a) and Section 2.3(b)) on the terms, and pursuant to the procedures, set forth on Annex III.
Section 2.5    Group Members. If at any time, there is more than one Island Member or more than one NSAM Member, then from and after such time, the following shall apply to the group of members (“Group Members”) constituting Island Member or NSAM Member, as the case may be:
(a)    all Group Members shall be treated as one Member holding the aggregate Common Units of all Group Members with respect to all matters under this Agreement and the Group Members shall be jointly and severally liable for the actions of the other Group Members under this Agreement; and
(b)    the Group Members shall designate one Group Member (the “Group Agent”) to act as agent for all of the Group Members to give or receive notices for all Group Members hereunder. The Group Members may replace their Group Agent from time to time upon written notice to the other Members. For so long as there is only one Island Member or NSAM Member, such party shall be designated the Group Agent for Island Member and NSAM Member, as applicable. Notices given or received by the Group Agent shall be deemed given or received by all Group Members and shall be binding on all Group Members as if given or received by each of them.
Section 2.6    Limitation on Liability. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the direct or indirect equity holders, NSAM Designees, Island Designees, Officers or Affiliates of the Company shall be obligated personally for any such debt, obligation or liability of the Company.
ARTICLE III.
CAPITAL ACCOUNTS AND ALLOCATIONS
Section 3.1    Capital Accounts. A single Capital Account will be maintained for each Member in accordance with the provisions of Annex IV. Each Member’s initial Capital Account is set forth on Annex II.
Section 3.2    Allocations. Allocations of profits and losses shall be allocated among Members in accordance with the provisions of Annex IV.

Section 3.3    Tax Treatment. The parties to this Agreement intend that the Company be classified as a partnership for U.S. federal income tax purposes pursuant to Section 7701(a)(2) of the Code and the regulations thereunder. The provisions of this Agreement are intended to comply with the requirements of Treas. Reg. §1.704 1(b)(2)(iv) and Treas. Reg. §1.704-2 with respect to maintenance of capital accounts and allocations, and will be interpreted and applied accordingly. The parties agree that, for federal income tax purposes, the acquisition of the Common Units pursuant to the Purchase Agreement shall be treated, pursuant to Revenue Ruling 99-5, as if the NSAM Member purchased a forty-five percent (45%) undivided interest in each of the Company’s assets, and, immediately thereafter, the NSAM Member and the Island Member contributed their respective interests in the assets to the Company in exchange for their Common Units.
ARTICLE IV.
DISTRIBUTIONS
Section 4.1    Distributions. Subject to Section 4.2, Section 4.3 and Section 4.4 and subject to the terms of any Units issued after the Effective Date, on each Distribution Date the Company shall make distributions of Distributable Cash Flow to the Members in the following manner and priority:
(a)    First, to the Members on a pro rata basis in accordance with each Member’s Unreturned Capital Amount until the Unreturned Capital Amount of each Member is equal to $0; and
(b)    Second, to the Members on a pro rata basis in accordance with their Distribution Percentage Interest.
Section 4.2    Tax Distributions.
(a)    Subject to sufficient cash of the Company being available (as reasonably determined by the Managing Member), the Company shall distribute to each Member, from and to the extent of (and only to the extent of) the Company’s available cash, an amount equal to the excess, if any, of the following (any such distribution, a “Tax Distribution”):
(i)    the taxable income allocated by the Company to such Member, for U.S. federal income tax purposes (including by reason of restructuring transactions implemented by the Company in connection with a Public Offering or sale of the Company) for such Tax Year (reduced by any taxable losses allocated to such Member for U.S. federal income tax purposes in prior years that would have been available to such Member in such Tax Year had its sole source of income been from the Company and all such taxable losses been carried forward (i.e., not carried back)), multiplied by the Tax Rate for such Tax Year; minus
(ii)    the aggregate distributions (including distributions under Section 4.1(a)) made by the Company to such Member pursuant to Section 4.1 during such Tax Year; provided, however, that the Managing Member in its reasonable discretion may determine that any distributions made during the first quarter of any year should be treated as if distributed in the immediately preceding year if the distributions, if any, made in such prior year were not sufficient to cover the taxes of the Members due for such year. Such distributions shall be paid with respect to a Tax Year of the Company within ninety (90) days after the end of such Tax Year, or, in the Managing Member’s discretion, at such earlier times as may be determined by the Managing Member so as to enable the Members to pay their quarterly estimated tax payments for such Tax Year.
(b)    If, on the date the Company makes any distribution pursuant to this Section 4.2, the Company does not have an amount of available cash sufficient to enable the Company to distribute to all the Members the aggregate amount to which they are entitled pursuant to this Section 4.2, then the Company shall distribute to each Member an amount equal to:
(i)    the amount to which such Member is entitled pursuant to this Section 4.2, multiplied by
(ii)    a fraction, the numerator of which is the amount of the Company’s cash and the denominator of which is the aggregate amount to which all the Members are entitled pursuant to this Section 4.2; provided, however, that at such time as the Company may thereafter have sufficient cash to enable the Company to make additional distributions to the Members pursuant to this Section 4.2, as determined by the Managing Member, the Company shall make one or more additional distributions to each Member in accordance with this Section 4.2(b).
(c)    Distributions to a Member under this Section 4.2 shall reduce, dollar-for-dollar, any amounts otherwise distributable to such Member under Section 4.1 or Section 9.1 or in connection with a Company Sale structured as a direct or indirect Transfer of Units representing one hundred percent (100%) of the total outstanding Equity Interests of the Company.
(d)    For the avoidance of doubt, the Company shall not be required to borrow funds, and no Member shall be required to make any capital contributions to the Company, in order to enable the Company to make any distributions pursuant to this Section 4.2.
Section 4.3    Amounts Withheld. The Company shall at all times be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any issuance of Units or distribution or allocation of income or gain to such Member and to withhold (or deduct) the same from distributions to such Member. Any funds withheld from a distribution to a Member by the Company by reason of this Section 4.3 and all taxes incurred directly or indirectly by the Company in respect of a Member shall nonetheless be deemed distributed to such Member for all purposes under this Agreement. If the Company makes any payment to a Taxing Authority or incurs directly or indirectly any tax in respect of a Member hereunder that is not withheld from actual distributions to such Member, then such Member shall (on demand from the Company) reimburse the Company for the amount of such payment (and any such reimbursement shall not constitute a capital contribution hereunder). If the amount of such payment is not reimbursed by the applicable Member within ten (10) Business Days of demand for such reimbursement, such Member shall pay to the Company interest, compounded annually, on such amount from the date of such payment until such amount is repaid to the Company at the Prime Rate (and such payment of interest shall not constitute a capital contribution hereunder). The amount of a Member’s reimbursement obligation under this Section 4.3, to the extent not paid, shall be deducted from the amount of any distributions otherwise payable to such Member by the Company, and any amounts so deducted shall constitute a repayment (to the extent of such deducted amount) of such Member’s obligation hereunder. Each Member’s reimbursement obligation under this Section 4.3 shall continue after such Member transfers its interest in the Company, after a withdrawal by such Member or after dissolution of the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Company against all claims, liabilities and expenses of whatever nature relating to the Company’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company as a result of such Member’s participation in the Company.
Section 4.4    Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 or Section 18-804 of the Act or any other applicable law. It is the intention of the parties to this Agreement that distributions to any holder of a Class B Incentive Unit shall be limited to the extent necessary so that each Class B Incentive Unit constitutes a Profits Interest.
Section 4.5    Treatment of Capital Contributions. No Member shall be entitled to receive any interest on such Member’s capital contributions nor shall any Member be entitled to demand the return of all or any part of such capital contributions.
ARTICLE V.
MANAGEMENT
Section 5.1    Managing Member. Subject to the right of the Major Decision Committee to consent to Major Decisions in accordance with Section 5.3 and the other terms and provisions of this Agreement, the Managing Member shall have complete and exclusive authority to manage, control, administer, and operate the business and affairs of the Company, and shall make all decisions affecting such business and affairs. Island Member shall be the Managing Member so long as no Island Member Default has occurred (and upon the occurrence of an Island Member Default the Managing Member shall be selected pursuant to Section 5.7(a)). The Managing Member shall be deemed a “manager” (within the meaning of Section 18-101 of the Act) of the Company; and in such capacity, the Managing Member shall have fiduciary duties of loyalty and care equivalent to any such duties which would apply to managers of limited liability companies organized under the Limited Liability Company Act of the State of Delaware. To the fullest extent permitted by applicable law, no member of the Major Decision Committee (solely in its capacity as a member of the Major Decision Committee) shall have any fiduciary duties of loyalty and care to the Company or any Member.
Section 5.2    Officers.
(a)    Subject to Section 5.2(d), the Managing Member may from time to time appoint officers of the Company (together with the officers of any Subsidiary of the Company, “Officers”) who shall exercise such powers and perform such duties as shall be delegated from time to time by the Managing Member. Any number of offices may be held by the same person. The initial Officers of the Company are listed on EXHIBIT B. Any Officer may be removed at any time, with or without cause, by the Managing Member. The Managing Member shall provide prompt notice of any change to the Officers of the Company to the Members.
(b)    The Officers, to the extent of the powers delegated to them by the Managing Member, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company. Notwithstanding anything to the contrary in this Agreement, no Officer shall be authorized to take any action that constitutes a Major Decision unless such Major Decision has been approved by the Major Decision Committee in accordance with Section 5.3.
(c)    Each Officer shall have fiduciary duties of loyalty and care equivalent to any such duties which would apply to officers of business corporations organized under the General Corporation Law of the State of Delaware.
(d)    Notwithstanding anything to the contrary in this Agreement, the Members agree that the appointment of any president, chief executive officer or equivalent position at the Company by the Managing Member shall constitute a Major Decision under this Agreement for purposes of Section 5.3; provided, however, the members of the Major Decision Committee appointed by the NSAM Member shall not withhold their approval of any such Person on the basis of the compensation that the Managing Member proposes be paid to such Person in the year of hire, provided that such compensation does not exceed the Compensation Cap.
Section 5.3    Major Decisions.
(a)    Subject to Section 5.7, neither the Company nor any of its Subsidiaries shall undertake, and neither the Managing Member nor any Officer shall authorize or approve (or cause or permit the Company or any Subsidiary of the Company to undertake), any Major Decision unless such Major Decision has been approved by the Major Decision Committee. To the fullest extent permitted by applicable law, no member of the Major Decision Committee (solely in its capacity as a member of the Major Decision Committee) shall have any fiduciary duties of loyalty and/or care to the Company or any Member.

(b)    A Major Decision shall be approved by the Major Decision Committee if (i) a majority of the Major Decision Committee members vote in favor of such Major Decision, and (ii) both of the NSAM Designees vote in favor of such Major Decision.
(c)    The “Major Decision Committee” shall consist of the following five (5) members:
(i)    the Principal (who, for the avoidance of doubt, shall be deemed appointed by the Island Member for all purposes pursuant to this Agreement),
(ii)    two persons appointed by Island Member (provided that any person appointed by Island Member under this clause (ii) may be removed (with or without cause) and replaced by Island Member at any time), and
(iii)    two persons appointed by NSAM Member (the “NSAM Designees”) (provided that (x) the Chief Executive Officer (or equivalent) of NSAM shall at all times be one of the NSAM Designees and (y) any other person appointed by NSAM Member may be removed (with or without cause) and replaced by NSAM Member at any time).
If any member of the Major Decision Committee appointed by Island Member is removed or replaced, then Island Member shall provide prompt notice of such removal and replacement to NSAM Member. If any member of the Major Decision Committee appointed by NSAM Member is removed or replaced, then NSAM Member shall provide prompt notice of such removal and replacement to Island Member.
(d)    Subject to Section 5.7(a), if after the fifth (5th) annual anniversary of the Effective Date, a dispute arises between any of the members of the Major Decision Committee appointed by NSAM Member, on the one hand, and the members of the Major Decision Committee appointed by Island Member, on the other hand, with respect to any Company Sale Trigger Major Decisions, then provided that the applicable dispute shall not have been resolved after sixty (60) days of good faith negotiation between the members of the Major Decision Committee designated by Island Member and the members of the Major Decision Committee designated by NSAM Member (the “MD Dispute Resolution Period”), Island Member may elect, by delivering written notice to such effect to NSAM Member on or prior to the expiration of the MD Company Sale Trigger Period, to effectuate a Company Sale to any Company Purchaser pursuant to the Company Sale Procedures described in Annex IX (in which case Island Member shall be the Initiating Seller for purposes of the Company Sale Procedures). Notwithstanding the foregoing, if Island Member elects to effectuate a Company Sale pursuant to this Section 5.3(d), (A) Island Member’s election shall be irrevocable and (B) NSAM Member shall have the right to concede its position with respect to the dispute giving rise to the Company Sale during the ROFO Election Period.

Section 5.4    Business Plan.
(a)    Attached hereto as EXHIBIT C is the operating budget and certain other approved matters for the Company and its Subsidiaries for Fiscal Year 2015 (the “2015 Budget”).
(b)    The Managing Member shall reasonably promptly following the Effective Date submit to the Major Decision Committee a proposed complete Business Plan for the Fiscal Year 2015, containing, at a minimum, the components and detail described on EXHIBIT G; and the members of the Major Decision Committee shall cooperate in good faith to approve the Business Plan for such Fiscal Year prior to the date that is forty-five (45) days from the Effective Date (the “2015 BP Approval Deadline”) (or as soon as reasonably practicable before the 2015 BP Approval Deadline). During the period from the Effective Date through the date that the members of the Major Decision Committee have actually approved a Business Plan for such Fiscal Year (the “Interim Period”), the Managing Member shall operate the Company and its Subsidiaries in accordance with the 2015 Budget. Notwithstanding the foregoing, the Members acknowledge and agree that, during the Interim Period, to the extent that any decision, approval or other matter is made by reference to the Approved Business Plan, then unless such action has been expressly approved in the 2015 Budget, the Managing Member shall not have the right to make the underlying decision or take the underlying action unless NSAM Member approval has been obtained.
(c)    Commencing with respect to Fiscal Year 2016, the Managing Member shall submit to the Major Decision Committee (i) by October 15 of the immediately preceding Fiscal Year, a preliminary draft of a proposed Business Plan containing at a minimum the preliminary budget for the corporate operating and overhead expenses (including general and administrative expenses) and anticipated revenues for the Company and each Subsidiary and (ii) by November 30 of the immediately preceding Fiscal Year, a full proposed Business Plan for the Company and each Subsidiary. Members of the Major Decision Committee shall cooperate in good faith to approve a Business Plan for each Fiscal Year prior to January 31 of that Fiscal Year. If a Business Plan with respect to any Fiscal Year is not approved by January 31 of that Fiscal Year, then the most recent Approved Business Plan shall continue to be in effect; provided, however, that the Approved Business Plan may be reasonably adjusted by the Managing Member to reflect, without duplication, (i) increases and decreases in general and administrative costs that are reasonably proportional to changes in the number of hotels being managed by the Company and its Subsidiaries, (ii) adjustments due to inflation (or deflation) as reflected in changes to the CPI during the preceding Fiscal Year, (iii) Third Party Vendor Adjustments, (iv) ordinary course increases in Island Payroll Costs (other than those considered a “Major Decision” pursuant to this Agreement), and (v) reasonable and reasonably proportional increases in budgeted corporate operating and overhead costs resulting from an increase in the number of hotels managed by the Company and its Subsidiaries. Notwithstanding the foregoing, in making the foregoing adjustments, the following shall apply: (x) the Managing Member shall also reasonably and reasonably proportionately reduce the budgeted corporate operating and overhead costs resulting from any decrease in the number of hotels managed by the Company and its Subsidiaries; (y) in no event shall any of the cost increases described in clauses (i), (iii), (iv) and/or (v) of the prior sentence of this Section 5.4(c) be permitted without approval of the Major Decision Committee if incurring such costs would be reasonably likely to reduce the Company’s top-line profit margin by more than ten percent (10%) for the applicable Fiscal Year, and (z) in no event shall any amounts set aside for capital expenditures approved pursuant to any prior Approved Business Plan be carried-over to any subsequent year without the approval of the Major Decision Committee.
(d)    Nothing in any Business Plan or in this Agreement shall limit the ability of the Managing Member to incur Necessary Expenses, to the extent reasonably necessary under the circumstances, without the approval of the Major Decision Committee so long as NSAM Member is promptly notified of the incurrence of such expenses.
(e)    Any proposed revision to an Approved Business Plan shall be submitted to the Major Decision Committee for its approval in accordance with Section 5.3, and upon approval of such revision in accordance with the applicable provisions of this Section 5.4, the Approved Business Plan, as so revised, shall thereafter constitute the Approved Business Plan for the period covered thereby; provided no revision shall be required to be submitted or approved to the extent the Managing Member is acting within the parameters of a Permitted Variance.
(f)    EXHIBIT F attached hereto sets forth the current allocation of amounts between the Company (or its Subsidiaries) and the parties utilizing the Shared Services. The Managing Member may continue to provide the Shared Services on the same or substantially similar terms and conditions as in effect on the Effective Date and consistent with past practice. The Managing Member shall reasonably allocate the Shared Services between the Company (and its Subsidiaries) and the parties receiving the Shared Services. Payment shall be due from such parties by the end of the month following the payment for such Shared Services being made by the Company (or its Subsidiaries). If a party fails to pay any amounts due with respect to such Shared Services, then, after a thirty (30) day cure period (the “SS Cure Period”), the Managing Member shall require the parties utilizing the Shared Services to make payments directly to the Shared Services providers going forward and cause the parties utilizing the Shared Services to enter into such arrangements with the Shared Services providers as necessary so that the Shared Services are thereafter provided to such parties by such Shared Services providers pursuant to separate arrangements (provided that the Managing Member shall use its reasonable best efforts to cause all costs of division of any such Shared Services to be paid by the applicable defaulting party(ies)). In all events, Managing Member shall ensure that any party utilizing the Shared Services does not have access to any sensitive, confidential, proprietary or other significant information or assets of the Company or its Subsidiaries. The Managing Member shall provide the NSAM Member with such information about the terms and conditions, and the costs of providing the Shared Services, as the NSAM Member may reasonably request from time to time.

(g)    Notwithstanding anything to the contrary in this Agreement, the Members acknowledge and agree that the payment of any future incentive management, promote or similar fee with respect to any Related Party Asset that is first managed by the Company or any of its Subsidiaries after the Effective Date shall be specifically agreed upon by the Initial Members.
Section 5.5    Other Activities of NSAM Member.
(a)    NSAM Member (and any Affiliate thereof or other NSAM Entity) may own, purchase, sell, or otherwise deal in any manner with any investments that directly compete with, may otherwise conflict with, or involve a business opportunity that may be beneficial to, the interests and business of the Company and the Company’s Subsidiaries without notice to and without participation of the Company, the Company’s Subsidiaries or any other Member, and without liability of any kind or nature whatsoever.
(b)    NSAM Member does not violate a duty or obligation to the Company or the Company’s Subsidiaries merely because the conduct of NSAM Member furthers the interests of NSAM Member (and/or any of its Affiliates or any other NSAM Entity). No transaction with the Company or any Subsidiary of the Company shall be void or voidable solely because NSAM Member (and/or any of its Affiliates or any other NSAM Entity) has a direct or indirect interest in the transaction. The Company, its Subsidiaries and any other Member expressly acknowledge that NSAM Member will not be obligated to inform or present to the Company, any Subsidiary of the Company or any other Member any such competitive transaction or business opportunity and none of the Company, any Subsidiary or any other Member will be entitled to acquire, on account of the transaction by NSAM Member an interest or participation in any such other competitive transaction or business opportunity.
(c)    Without limiting the generality of the foregoing, the Company (on its own behalf and on behalf of its Subsidiaries) and any other Member expressly acknowledge and agree that:
(i)    NSAM Member (and/or any of its Affiliates or any other NSAM Entity) may from time to time acquire or possess knowledge of a competitive transaction or business opportunity in which the Company or any Subsidiary of the Company could have an interest (each an “NSAM Opportunity”) and may exploit any such NSAM Opportunity or otherwise engage in or possess an interest in any business venture that is competitive with the activities of the Company or any Subsidiary of the Company;
(ii)    neither the Company nor any Subsidiary of the Company shall have an interest in such NSAM Opportunity or expectation that such NSAM Opportunity be offered to it, any such interest or expectation being hereby renounced so that NSAM Member (and/or any of its Affiliates or any other NSAM Entity));

(A)    shall have no duty to communicate or present any such NSAM Opportunity to the Company, any Subsidiary of the Company or any other Member;
(B)    shall have the right to hold any such NSAM Opportunity for their own account, or recommend, assign or otherwise transfer such NSAM Opportunity to Persons other than the Company, any Subsidiary of the Company or any other Member; and
(C)    shall not be liable to the Company, any Subsidiary of the Company or any other Member for pursuing or acquiring such NSAM Opportunity for themselves, for recommending, assigning or otherwise transferring such NSAM Opportunity to another Person, for not informing or presenting such NSAM Opportunity to the Company, any Subsidiary of the Company or any other Member, or for engaging in or possessing an interest in any business venture that is competitive with the activities of the Company or any Subsidiary of the Company.
(d)    Notwithstanding the foregoing, this Section 5.5 shall not limit or affect the rights or obligations of NSAM, or the rights of the Company, under the NSAM Non-Competition Agreement and any rights or obligations of the NSAM Member and/or its Affiliates contained herein shall be subject in all events to the terms of the NSAM Non-Competition Agreement.
Section 5.6    Other Activities of Island Member.
(a)    Subject to compliance with the other applicable terms and provisions of this Agreement, (i) Island Member (in its capacity as Member) does not violate a duty or obligation to the Company or the Company’s Subsidiaries merely because the conduct of Island Member furthers the interests of Island Member (and/or any of its Affiliates), (ii) no transaction with the Company or any Subsidiary of the Company shall be void or voidable solely because Island Member (and/or any of its Affiliates) has a direct or indirect interest in the transaction, (iii) the Company, its Subsidiaries and any other Member expressly acknowledge that Island Member will not be obligated to inform or present to the Company, any Subsidiary of the Company or any other Member with respect to any Island Opportunity and (iv) none of the Company, any Subsidiary or any other Member will be entitled to acquire, on account of the transaction by Island Member an interest or participation with respect to any Island Opportunity.
(b)    Subject to compliance with the other applicable terms and provisions of this Agreement, the Company (on its own behalf and on behalf of its Subsidiaries) and any other Member expressly acknowledge and agree that (i) Island Member and its respective Affiliates may from time to time acquire or possess knowledge of a competitive transaction or business opportunity that is not a Restricted Opportunity, in which the Company or any Subsidiary of the Company could have an interest (each an “Island Opportunity”) and may exploit any such Island Opportunity or otherwise engage in or possess an interest in any business venture relating to any such Island Opportunity and (ii) neither the Company nor any Subsidiary of the Company shall have an interest in such Island Opportunity or expectation that such Island Opportunity be offered to it, any such interest or expectation being hereby renounced so that Island Member and its respective Affiliates (A) shall have no duty to communicate or present any such Island Opportunity to the Company, any Subsidiary of the Company or any other Member, (B) shall have the right to hold any such Island Opportunity for their own account, or recommend, assign or otherwise transfer such Island Opportunity to Persons other than the Company, any Subsidiary of the Company or any other Member and (C) shall not be liable to the Company, any Subsidiary of the Company or any other Member for pursuing or acquiring such Island Opportunity for themselves, for recommending, assigning or otherwise transferring such Island Opportunity to another Person, for not informing or presenting such Island Opportunity to the Company, any Subsidiary of the Company or any other Member, or for engaging in or possessing an interest in an Island Opportunity.
(c)    For avoidance of doubt, notwithstanding anything to the contrary in this Agreement, Island Member shall, and shall cause its controlled Affiliates to, offer Restricted Opportunities to this Company, and Section 5.6(a) and Section 5.6(b) shall not apply to Restricted Opportunities; provided, however, that neither Island Member nor any Affiliate of Island Member shall have any obligation to share with the Company Restricted Opportunities that relate to the provision of Management Services to Chatham (or its Affiliates or other Subsidiaries) if sharing such Restricted Opportunities would reasonably be expected to violate, in the Principal’s reasonable judgment exercised in good faith, the Principal’s duties as Chief Executive Officer, President and/or Chairman of Chatham.
(d)    Notwithstanding the foregoing, this Section 5.6 shall not limit or affect the rights or obligations of Island Member, the Principal and/or their respective Affiliates under the Fisher Non-Competition Agreement and any rights or obligations of the Island Member (or the rights of NSAM), the Principal and/or their respective Affiliates contained herein shall be subject in all events to the terms of the Fisher Non-Competition Agreement.
(e)    Nothing in this Agreement shall limit Principal’s ability to serve as Chief Executive Officer, President and/or Chairman of Chatham or to take any actions consistent with his obligations as such.
Section 5.7    Member Default.
(a)    If an Island Member Default occurs, then provided NSAM Member complies with Section 5.8, NSAM Member may (but shall not be obligated to) exercise any or all of the following rights from time to time (provided Island Member acknowledges the following rights and remedies are cumulative and may be enforced by NSAM Member separately from time to time or together at the same time in such manner as NSAM Member determines, and no delay in the exercise of such rights shall be deemed a waiver thereof or of any other right):

(i)    Any members of the Major Decision Committee appointed by Island Member (including Principal), any Officers appointed by Island Member and all other Island Designees shall be deemed immediately removed from their respective positions (provided that if requested by NSAM Member, any or all of the Officers appointed by Island Member shall remain in their designated positions for a reasonable transition period).
(ii)    Island Member shall be deemed immediately removed as the Managing Member, and Island Member shall have no further right to act as the Managing Member or to appoint any members of the Major Decision Committee, any Officers of the Company or any Subsidiary and/or any other Island Designee.
(iii)    NSAM Member shall have the right to appoint a replacement Managing Member, and any reasonable out-of-pocket fees, costs and expenses incurred by NSAM Member in connection with the making of such appointment shall be charged to the Company as expenses of the Company.
(iv)    The members of the Major Decision Committee appointed by NSAM Member shall have the sole right and authority to
(A)    control all matters, decisions, and things under this Agreement or with respect to the Company or any Subsidiary of the Company (including Major Decisions),
(B)    take any action on behalf of the Company and any Subsidiary of the Company, and
(C)    cause the Company and any Subsidiary of the Company to take any action (other than an action that this Agreement expressly states requires the approval of the Island Member (in its capacity as member and not in its capacity as Managing Member or as a party with the right to appoint members to the Major Decisions Committee) or of all of the Members generally (in their capacity as members and not in their capacity as the parties who have the right to appoint members of the Major Decisions Committee)).
(v)    Any distributions to which Island Member is entitled to receive shall be deemed distributed to Island Member and paid by the Company to NSAM Member to the extent of any direct or indirect losses, costs, damages or liabilities that the Expedited Arbitration Proceeding expressly determines to have been incurred or sustained by NSAM Member as a result of such Island Member Default; provided, however, if an Island Member Default occurs due to the occurrence of an Island Minimum Ownership Failure Event, this clause (v) of this Section 5.7(a) shall not apply.
(vi)    Island Member shall (and shall cause the members of the Major Decision Committee appointed by Island Member to) execute and acknowledge any amendments to this Agreement or other documents or agreements (including resignations) reasonably required to reflect the provisions of this Section 5.7(a).
(vii)    Island Member and its Affiliates shall reasonably cooperate with the Company to allow the Company and each Subsidiary of the Company to effectively and productively transition control of the Company (including delivery of notices to any applicable third parties); and, if requested by NSAM Member, any or all of the Officers appointed by Island Member shall remain in their designated positions during the period of such transition.
(viii)    Island Member shall be removed as Tax Matters Member and NSAM Member (or its designee) shall thereafter be designated as the Tax Matters Member.
(ix)    If (and only if) the Island Member Default is due to an Island Bad Act, Island Member’s right to initiate a Company Sale pursuant to the terms of this Agreement shall terminate.
(b)    If an NSAM Member Default occurs, then provided Island Member complies with Section 5.8, Island Member may (but shall not be obligated to) exercise any or all of the following rights from time to time (provided NSAM Member acknowledges the following rights and remedies are cumulative and may be enforced by Island Member separately from time to time or together at the same time in such manner as Island Member determines, and no delay in the exercise of such rights shall be deemed a waiver thereof):
(i)    All members of the Major Decision Committee appointed by NSAM Member and all other NSAM Designees shall be deemed immediately removed, NSAM Member shall have no further right to appoint any NSAM Designees or any members of the Major Decision Committee and the Major Decision Committee shall immediately cease to exist;
(ii)    The Managing Member shall have the sole right and authority to
(A)    control all matters, decisions, and things under this Agreement or with respect to the Company or any Subsidiary of the Company (including Major Decisions),
(B)    take any action on behalf of the Company and any Subsidiary of the Company, and
(C)    cause the Company and any Subsidiary of the Company to take any action (other than an action that this Agreement expressly states requires the approval of the NSAM Member (in its capacity as member and not in its capacity as a party with the right to appoint members to the Major Decisions Committee) or of all of the Members generally (in their capacity as members and not in their capacity as the parties who have the right to appoint members of the Major Decisions Committee);

(iii)    Any distributions to which NSAM Member is entitled to receive shall be deemed distributed to NSAM Member and paid by the Company to Island Member to the extent of any direct or indirect losses, costs, damages or liabilities that the Expedited Arbitration Proceeding expressly determines to have been incurred or sustained by Island Member as a result of such NSAM Member Default; provided, however, if an NSAM Member Default occurs due to the occurrence of an NSAM Minimum Ownership Failure Event, this clause (iii) of this Section 5.7(b) shall not apply.; and/or
(iv)    NSAM Member shall (and shall cause the members of the Major Decision Committee appointed by NSAM Member to) execute and acknowledge any amendments to this Agreement or other documents or agreements (including resignations) reasonably required to reflect the provisions of this Section 5.7(b).
(c)    Notwithstanding anything to the contrary in this Agreement, if at any time (i) an Island Member Default occurs after the occurrence of an NSAM Member Default; and/or (ii) an NSAM Member Default occurs after the occurrence of an Island Member Default, then, in either such case, all further decisions regarding the Company and any Subsidiary of the Company and their respective businesses (including Major Decisions) and all actions taken by any Person on behalf of the Company and any Subsidiary of the Company shall be subject to the joint approval of Island Member and NSAM Member.
(d)    Notwithstanding anything to the contrary in this Agreement, (A) if an Island Minimum Ownership Failure Event occurs, then provided that such Island Minimum Ownership Failure Event has not occurred due to an Island Transfer Default, Island Member shall have the right to cause the resignation and removal of all members of the Major Decision Committee appointed by Island Member (upon which the Members hereby agree the “Island Member Removal Date” shall be deemed to have occurred under the Fisher Non-Competition Agreement and the NSAM Non-Competition Agreement, respectively) and (B) if an NSAM Minimum Ownership Failure Event has occurred, then provided that such NSAM Minimum Ownership Failure Event has not occurred due to the occurrence of an NSAM Transfer Default, NSAM Member shall have the right to cause the resignation and removal of all members of the Major Decision Committee appointed by NSAM Member (upon which the Members hereby agree the “NSAM Member Removal Date” shall be deemed to have occurred under the NSAM Non-Competition Agreement).
Section 5.8    Arbitration. Notwithstanding anything to the contrary in Section 5.7, if a Member believes a Member Default has occurred, then prior to exercising any of its rights for a Member Default pursuant to Section 5.7, it shall be required to comply with the following procedures:
(a)    Such Member (the “Claiming Member”) shall deliver written notice to the other Member (the “Non-Claiming Member”) of such alleged Member Default (the “Removal Notice”);
(b)    The Non-Claiming Member shall have the right to deliver a Removal Dispute Notice for a period of ten (10) Business Days from the date that the Removal Notice is issued by the Claiming Member. The Claiming Member shall not have the right to dispute the right of the Non-Claiming Member to deliver a Removal Dispute Notice (provided the sole rights of the Non-Claiming Member in connection with the delivery of a Removal Notice shall be as set forth in this Section 5.8). If the Non-Claiming Member fails to cure such Member Default or to timely deliver a Removal Dispute Notice, then the Non-Claiming Member shall be deemed to have waived its right to deliver such Removal Dispute Notice upon the expiration of the ten (10) Business Day period, and the Claiming Member shall thereafter have the right to exercise any or all of its rights and remedies pursuant to Section 5.7.
(c)    If the Member delivers a Removal Dispute Notice, then such dispute shall be resolved pursuant to an Expedited Arbitration Proceeding.
(i)    If it is determined in such Expedited Arbitration Proceeding that the applicable Member Default did not occur, then the Claiming Member shall not have any right to exercise its rights pursuant to Section 5.7.
(ii)    If it is determined in such Expedited Arbitration Proceeding that the applicable Member Default did occur, then the provisions of Section 5.7 shall apply (and the Non-Claiming Member shall not have the right to contest the applicability of Section 5.7).
(iii)    During the pendency of the Expedited Arbitration Proceeding, the Non-Claiming Party shall not be permitted to initiate a Company Sale or transfer its interests in the Company (notwithstanding that such transfer is a Permitted Transfer) (provided, for the avoidance of doubt, in no event shall the foregoing limitation apply to any Transfer among NSAM Entities or to any NSAM Permitted Corporate Transactions).
Section 5.9    Enforcement of Affiliate Agreements. Notwithstanding anything to the contrary contained in this Agreement, if the Company or any of its Subsidiaries has any legal claim or action against a Restricted Party with respect to any Affiliate Transaction which the Managing Member fails to pursue or enforce, then the members of the Major Decision Committee appointed by NSAM Member shall have sole power and authority to act on behalf of the Company and its Subsidiaries with respect to the pursuit and enforcement of such legal claim or action against such Restricted Party with respect to such Affiliate Transaction, and shall be permitted to pursue any and all remedies they deem appropriate (in their sole discretion), whether arising under contract or statute, by operation of law or otherwise, and such acts shall be the conclusive acts of the Company (or its Subsidiary(ies)) (as applicable) and the Members as it relates to such matters.
Section 5.10    Involuntary Change of Control of Island Member. If as a result of his death, disability or adjudication of insanity or incompetency (an “Involuntary Change of Control”) Principal is no longer able to serve in his Control capacity of Island Member and of the Company and its Subsidiaries (in a manner that satisfies the requirements set forth in the definition of Island Change in Control) (in such capacity, the “Control Person”), then the Island Member shall have sixty (60) days to propose an individual to succeed Principal as the Control Person, and such individual shall be subject to the approval of the NSAM Member; provided, however, if such individual is a Qualified Successor, then the consent of the NSAM Member shall not be required. If a Qualified Successor replaces the Principal as the Control Person within such sixty (60) day period, then no Island Transfer Default or other Island Member Default shall occur as a result of such Involuntary Change of Control; provided, however, if a Qualified Successor does not replace Principal as the Control Person within such sixty (60) day period, then an Island Transfer Default shall be deemed to have occurred upon the expiration of such sixty (60) day period.
ARTICLE VI.
COVENANTS
Section 6.1    Books and Records. The Company shall maintain at its principal office the books and records of the Company (which at all times shall remain the property of the Company), in the name of the Company and separate and apart from the books and records of the Members and their Affiliates, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other information required by the Act. Such books and records of the Company, which shall be denominated in U.S. Dollars, shall be maintained in accordance with GAAP or any other generally accepted accounting principles required to be used in the United States at the applicable time.
Section 6.2    Bank Accounts. Funds of the Company shall be deposited in a separate Company account or accounts in the bank or banks as selected by the Managing Member and withdrawals from bank accounts shall only be made by the Officers or such other parties as may be approved by the Managing Member.
Section 6.3    Reports to Members.
(a)    The Company, at the Company’s expense, shall cause to be prepared and furnished to each Member with respect to each Fiscal Year of the Company the following:
(i)    within forty-five (45) days after the close of each such Fiscal Year, an audited report prepared in accordance with GAAP, which includes for the Fiscal Year a balance sheet, an income statement, and a statement of cash flows of the Company on a consolidated basis, and a statement of such Member’s Capital Account; and
(ii)    within forty-five (45) days after the close of each such Fiscal Year, such other information as the Managing Member deems reasonably necessary.
(b)    The Company, at the Company’s expense, shall cause to be prepared and furnished to each Member with respect to the first, second, third and fourth fiscal quarters of each Fiscal Year within twenty-five (25) days after the close of each such fiscal quarter:
(i)    an unaudited report prepared in accordance with GAAP, which includes for the quarter and year to date, as applicable (A) a balance sheet and an income statement on a consolidated basis, a statement of cash flows and a statement of such Member’s Capital Account, and (B) a comparison of the foregoing figures against the same figures from the preceding quarter and year to date; and

(ii)    such Member’s Capital Account transactions report which shows the details of all transactions of the Company which flow through such Member’s Capital Account and have occurred since the end of the preceding quarter and preceding Fiscal Year, including all capital calls, cash flows and/or capital distributions.
(c)    The Company, at the Company’s expense, shall cause to be prepared and furnished to each Member with respect to the following fiscal quarters during each Fiscal Year the following: (i) within ten (10) days after the close of each of the first, second, third and fourth fiscal quarters, an estimate of the Distributable Cash Flow as of the end of such fiscal quarter (ii) within forty-five (45) days after the close of each of the first, second and third fiscal quarters, a reasonably detailed calculation of the Distributable Cash Flow as of the end of such fiscal quarter and (iii) within ninety (90) days of the end of the fiscal year, a year end statement calculating Distributable Cash Flow for the prior fiscal year.
(d)    In addition, the Company shall cause to be prepared and furnished to each Member the following:
(i)    within fifteen (15) days after the close of each fiscal quarter, a computation of all fees recognized on an accrual basis during such quarter and a computation of all distributions made to the Members; and
(ii)    within fifteen (15) days after the close of each fiscal quarter, a draft balance sheet, income statement and statement of cash flows of the Company on a consolidated basis for the applicable fiscal quarter and year to date and a draft statement of such Member’s Capital Account.
(e)     If the Managing Member desires to cause the issuance of Additional Interests, then the Company, at the Company’s expense, shall cause to be prepared and furnished to each Member a valuation of the Company and of each Common Unit determined using a methodology consistent with the methodology used to determine the value of the Company as of the Effective Date (the “Valuation Methodology”); provided, that, if NSAM Member has a good faith reasonable basis for disagreeing with such valuation, or for believing that the valuation was not determined in accordance with the Valuation Methodology, NSAM Member shall notify the Company within thirty (30) days of receipt of such valuation, and the Managing Member and NSAM Member will cooperate in good faith to agree upon a mutually acceptable resolution of such dispute; provided, however, if the parties are unable to agree on a mutually acceptable resolution, NSAM Member may request a valuation (“Third Party Valuation”) of the Company and of each Unit to be conducted at the Company’s expense by an Independent Appraiser. Any valuation by an Independent Appraiser made under this Agreement shall be made a manner that is consistent with the Valuation Methodology. The Company shall not issue any Additional Interests during the continuance of any valuation dispute without the approval of the NSAM Member and the Island Member. The Company shall reasonably cooperate with the NSAM Member if the NSAM Member requests that a Third Party Valuation be provided at another time, provided that such valuation shall be conducted at the NSAM Member’s expense.

(f)    The Company shall provide to each Member (1) at least five (5) Business Days prior to each quarterly estimated tax payment date for calendar year corporations, an estimate of that Member’s share of the Company’s taxable income or loss with respect to such calendar quarter and (2) within twenty-five (25) days after the end of each Tax Year, estimated information necessary for such Member to prepare any required 1099-DIV forms. The Managing Member shall use commercially reasonable efforts to provide each Member with a draft of all material U.S. federal income tax returns (including any reports, statements, attachments or information returns) at least fifteen (15) days prior to the due date (including extensions) for filing such returns, and shall consider in good faith any comments or corrections proposed by a Member. Notwithstanding the above, the Managing Member will provide each Member with (i) estimates of its IRS Schedule K-1 items with respect to any Tax Year within twenty (20) days after the end of such Tax Year, (ii) a draft IRS Schedule K-1 with respect to the Tax Year no later than May 31 following such Tax Year, and (iii) a final IRS Schedule K-1 with respect to the Tax Year no later than June 15 following such Tax Year. The Managing Member shall also provide to any Member such other information as may be reasonably requested by such Member relating to the Company’s tax matters. Each Member acknowledges that any estimated tax information will be on an estimated basis only and may be substantially different than actual results.
Section 6.4    Access to the Company. The Company shall permit each Member and its directors, officers, partners, employees, agents or representatives including attorneys, accountants, partners, experts and consultants (collectively, “Representatives”) (i) to visit the office, properties and other facilities of the Company and its Subsidiaries, (ii) to examine and review the financial records and books of account of the Company and its Subsidiaries, and (iii) to meet with key employees of the Company and its Subsidiaries at such Member’s reasonable request, each during normal business hours and upon reasonable advance notice (provided that 48 hours should be deemed reasonable advance notice) and without unduly interfering in the Company’s normal operations, for a purpose reasonably related to its interest as a Member.
Section 6.5    Brokers. Each of Island Member and NSAM Member represents and warrants to the other that it has not dealt with any agent or broker in connection with this Agreement or the transactions contemplated hereby. Each of Island Member and NSAM Member covenants and agrees to pay, indemnify, defend and hold the other harmless from and against any and all losses, costs, liabilities, claims, damages or expenses (including reasonable attorneys’ fees and expense) arising out of its breach of the representation and warranty set forth in the immediately preceding sentence. The obligations of each Member under this Section 6.5 shall survive the expiration or termination of this Agreement.
Section 6.6    Designation of Tax Matters Member.
(a)    Subject to the approval of the Major Decision Committee pursuant to Section 5.3, the Managing Member shall have the sole and exclusive authority to make (or not to make) any tax elections on behalf of the Company and its Subsidiaries permitted to be made (or not made) pursuant to U.S. federal, state and local and non-U.S. tax law and to determine the tax treatment of any transaction or other item in the Company’s and its

Subsidiaries’ U.S. federal, state and local and non-U.S. tax returns. The Members shall each take reporting positions on their respective U.S. federal, state and local income tax returns consistent with the positions determined for the Company by the Managing Member in accordance with, and subject to, the provisions of this Agreement.
(b)    Subject to Section 5.7(a)(viii), the Island Member shall be designated as the “tax matters partner” under Section 6231(a)(7) of the Code (the “Tax Matters Member”), to manage administrative tax proceedings conducted at the Company level by the Internal Revenue Service with respect to Company matters.  The Tax Matters Member is specifically directed and authorized to take whatever steps it deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Treasury Regulations.  The Company shall indemnify and reimburse the Tax Matters Member for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members or, if applicable, in connection with any audit of the Company’s income tax returns.  The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the reasonable discretion of the Tax Matters Member; provided, however, that, to the extent that the Tax Matters Member knows that, based on a Member’s tax situation, such action or decision would have a material adverse impact either on such Member disproportionately relative to the impact on the other Members or on the Company and its Subsidiaries, the Tax Matters Member shall consult with such Member prior to taking such action or making such decision and shall consider in good faith any proposal made by such Member regarding such action or decision.
Section 6.7    Cooperation with Audit. The Island Member acknowledges that the NSAM Entities may be affiliated with a publicly registered company (“Registered Company”). Seller acknowledges that it has been advised that if a NSAM Entity is affiliated with a Registered Company, the NSAM Entity may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three (3) most recent pre-acquisition fiscal years (the “Audited Years”) and the current fiscal year (or, as the case may be, the last completed fiscal year for which audited financial statements are required) through the date of the most recently completed fiscal quarter and the comparable prior period (other than the fourth fiscal quarter) through the date hereof (the “stub period”). To assist the NSAM Entity in preparing the SEC Filings, the Island Member shall provide the NSAM Entity with the following after the date hereof until the first anniversary of the date hereof (as applicable): (i) access to bank statements for the Audited Years and stub periods; (ii) rent roll as of the end of the Audited Years and stub periods; (iii) operating statements for the Audited Years and stub periods; (iv) access to the general ledger for the Audited Years and stub periods; (v) cash receipts schedule for each month in the Audited Years and stub periods; (vi) access to invoices for expenses and capital improvements in the Audited Years and stub periods; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the Audited Years and stub periods and the three months thereafter; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Years and stub periods; (xi) copies of accounts receivable aging as of the end of the Audited Years and stub periods along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Years and stub periods; (xii) signed representation letter in the form attached hereto as Exhibit D (“Representation Letter”) at the appropriate times requested by NSAM Member; (xiii) all organizational documents of the Island Member; (xiv) confirmation of all cash receivables and payables for the Audit Years and the stub periods; (xv) all information related to financial statement footnotes; and (xvi) to the extent necessary, the information set forth in the letter set forth in the form attached hereto as Exhibit E (“Audit Letter”). For the avoidance of doubt, any and all financial statements for the stub period shall be prepared in accordance with GAAP and contain footnote disclosures. The Island Member also acknowledges receipt of a sample audit request deliverables checklist provided by the NSAM Member for the Island Member’s review. The NSAM Member acknowledges and agrees that not all of the items listed thereon may be applicable to the Island Member and the Company, but the Island Member agrees to use commercially reasonable efforts to deliver or otherwise make available the items listed thereon to the extent applicable and requested by any NSAM Entity’s auditor. Notwithstanding any language to the contrary set forth herein, the NSAM Member agrees to engage NSAM Entity’s auditor at its sole cost and expense and to reimburse the Island Member for its fees and expenses actually charged by the Island Member’s auditor in assisting any NSAM Entity’s auditor with the foregoing audit and SEC Filings (not to include the cost of the Company’s audited consolidated financial statements or other fees or expenses which the Island Member would have incurred regardless of the foregoing audit and SEC filing requirements). The Island Member shall provide all of the foregoing information, documentation and other items reasonably necessary to complete any such SEC Filings as soon as practicable but in all events with sufficient time to permit the NSAM Entities to complete any SEC Filings.
ARTICLE VII.
TRANSFER OF UNITS; ADDITIONAL MEMBERS
Section 7.1    Restrictions on Transfers.
(a)    Except as otherwise provided in this ARTICLE VII, no Member may
(i)    directly or indirectly sell, transfer, assign, or otherwise dispose (or permit the direct or indirect sale, transfer, assignment or other disposition of) its right, title or interest in the Company, or any portion thereof or any interest therein (including its rights to receive distributions of Distributable Cash Flow or any other amounts hereunder), to any other Person, or
(ii)    permit such Member’s right, title or interest in the Company (including its rights to receive distributions of Distributable Cash Flow or any other amounts hereunder) to be encumbered, hypothecated or pledged as collateral security for any obligation in favor of any other Person (any of the foregoing under clause (i) or clause (ii), a “Transfer”), in each case, without the express prior written approval of the other Members.

(b)    Notwithstanding the provisions of Section 7.1(a), but subject to Section 7.4, the following Transfers shall be permitted without the approval of any other Member (collectively, “Permitted Transfers”):
(i)    after the fifth (5th) anniversary of the Effective Date, Island Member may directly Transfer any or all of its Common Units to any Third Party provided that (A) such Third Party is not an NSAM Competitor, and (B) NSAM Member is entitled to exercise its (x) ROFR Right pursuant to Section 7.2 with respect to any such Transfer, and (y) Tag-Along Right pursuant to Section 7.5 with respect to any such Transfer;
(ii)    after the fifth (5th) anniversary of the Effective Date, NSAM Member may directly Transfer any or all of its Common Units to any Third Party that is an NSAM Permitted Transferee; provided, however, that Island Member is entitled to exercise its (x) ROFR Right pursuant to Section 7.2 with respect to any such Transfer, and (y) Tag-Along Right pursuant to Section 7.5 with respect to such Transfer;
(iii)    any Transfer of Units made by the Tag-Along Member pursuant to a Tag-Along Right in accordance with Section 7.5;
(iv)    any Transfer of Units pursuant to a Company Sale in accordance with Section 7.6;
(v)    any direct or indirect Transfer of Equity Interests in the Company solely among NSAM Entities and/or in connection with a NSAM Permitted Corporate Transaction, in each case, at any time;
(vi)    any direct or indirect encumbrance, hypothecation or pledge of Equity Interests in NSAM Member or any NSAM Entity; and
(vii)    at any time, Island Member and NSAM Member may Transfer their Units to each other.
(c)    Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Principal be permitted to directly or indirectly Transfer any or all of his Equity Interests in Island Member prior to the fifth (5th) annual anniversary of the Effective Date without the prior written consent of NSAM Member; provided, however,
(i)    nothing herein shall prohibit the Principal from directly or indirectly Transferring his Equity Interests in Island Member in the event of the death, disability or adjudication of insanity or incompetency of the Principal, to his Family Members and/or a Control Person installed in accordance with Section 5.10; and
(ii)    the Principal may Transfer his Equity Interests in Island Member to any trust or similar estate planning entity established for the sole benefit of one or more Family Members provided the Principal maintains voting control over such entity and no Island Change in Control occurs as a result of such Transfer. The transfer described in clause of the prior sentence is referred to as a “Permitted Estate Planning Transfer”.
(d)    Notwithstanding anything to the contrary in this Agreement, the restrictions of this Section 7.1 shall not apply and no consent of any Member or any other Person shall ever be required for any NSAM Permitted Corporate Transaction pursuant to this Agreement under any circumstance.
(e)    Notwithstanding anything to the contrary in this Agreement, the Island Member acknowledges and agrees that an Island Change in Control shall be deemed a Transfer in violation of the terms of this Agreement.
(f)    For the avoidance of doubt, no Class B Incentive Units may be Transferred without the approval of the Initial Members.
Section 7.2    Right of First Refusal.
(a)    Except as otherwise provided in Section 7.2(c), prior to consummating any Transfer of Units, a transferring party (the “ROFR Transferring Party”) shall comply with the procedures set forth on Annex VI (the “ROFR Procedures”) with respect to the Units being Transferred.
(b)    Prior to consummating a Company Sale pursuant to Section 7.6, the Initiating Seller shall comply with the ROFR Procedures with respect to the Units being Transferred by the Initiating Seller pursuant to the Company Sale (for purposes of the ROFR Procedures, the Initiating Seller shall be the ROFR Transferring Party and the Equity Interests being Transferred by the Initiating Seller pursuant to the Company Sale shall be the ROFR Units).
(c)    Notwithstanding the foregoing on anything to the contrary in this Agreement, the terms of Section 7.2(a) shall not apply to any Permitted Transfer of Units made pursuant to Section 7.1(b)(iii), (iv), (v), (vi), or (vii).
Section 7.3    Right of First Offer. Prior to initiating a Company Sale pursuant to Section 7.6, the Initiating Seller shall comply with the procedures set forth on Annex VII (the “ROFO Procedures”) with respect to the Units being Transferred by the Initiating Seller pursuant to the Company Sale (for purposes of the ROFO Procedures, the Initiating Seller shall be the ROFO Transferring Party and the Equity Interests being Transferred by the Initiating Seller pursuant to the Company Sale shall be the ROFO Units).
Section 7.4    Conditions Applicable to All Transfers.
(a)    Notwithstanding anything contained in this ARTICLE VII to the contrary, no direct Transfer of Units by a Member otherwise contemplated or permitted by this ARTICLE VII shall be permitted:

(i)    if any state or local transfer taxes payable by the Company shall arise as a result of, or shall be caused directly or indirectly by, such Transfer unless the transferor in connection with any Transfer pursuant to ARTICLE VII shall have previously submitted to the Company in advance its calculation of any such taxes and copies of any necessary tax filings and shall have agreed in a separate writing acceptable to the other Members in their reasonable discretion to pay such taxes and to indemnify and hold the Company and the other Members harmless from and against any such taxes,
(ii)    if the Managing Member reasonably determines that prohibiting such Transfer is necessary or advisable in order to prevent the Company from being treated as a publicly traded partnership for U.S. federal income tax purposes or otherwise failing to qualify for the safe harbor from being a publicly traded partnership under Treasury Regulation § 1.7704-1(h),
(iii)    if such Transfer would result in the Company or any Member having to register under the Securities Act, the Investment Company Act, or any other federal, state or local securities laws,
(iv)    if such Transfer would violate the registration provisions of the Securities Act or of any other federal, state or local securities laws,
(v)    if such Transfer would violate any other applicable laws, including Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof,
(vi)    if such Transfer would cause a Material Indebtedness Default to occur, or
(vii)    such transfer would constitute a nonexempt prohibited transaction under Section 406(a) or Section 407 of ERISA or Section 4975 of the Code.
(b)    Any purported Transfer of Units in violation of this ARTICLE VII shall be void ab initio, and shall not bind the Company, and any purported Transfer by a Member or of direct or indirect ownership interests in a Member in violation of this ARTICLE VII shall be deemed a default by such Member hereunder (the “Defaulting Member”) and the Defaulting Member shall indemnify and hold the Company and the other Members harmless from and against any and all loss, damage or expense, including any U.S. federal, state or local income taxes, or transfer taxes, including transfer gain taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer. The giving of any consent to a Transfer in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instances. Notwithstanding the foregoing, unless a transferee is admitted as an Additional Member to the Company in accordance with the provisions of Section 7.4(c), the transferor shall not be relieved of any liability hereunder, and the transferee shall not be entitled to any of the rights granted to a Member hereunder, other than the right to receive all or part of the share of the income, gain, losses or cash distributions to which its transferor would otherwise be entitled.
(c)    No transferee of any Units shall be admitted to the Company as an Additional Member unless and until
(i)    the transferee has executed a counterpart of this Agreement and such other instruments as the Managing Member deems reasonably necessary or appropriate to confirm the undertaking of the transferee to be bound by all the terms and provisions of this Agreement,
(ii)    the transferee has paid any reasonable expenses incurred by the Company in connection with such Transfer and
(iii)    the transferee executes and delivers a statement that it is acquiring the Units for its own account for investment and not with a view to the resale or distribution thereof and that it will only Transfer the acquired Units (subject to the terms of this ARTICLE VII) to a Person that similarly so represents and warrants. Unless and until such transferee becomes an Additional Member, such transferee shall not be entitled to exercise any vote, consent or any other right or entitlement with respect to such Units and the only effect of such Transfer shall be to entitle the transferee to receive, to the extent assigned, the distributions and allocations of income, gain, losses or cash distributions to which the transferor would be entitled.
Section 7.5    Tag-Along Rights.
(a)    Except as otherwise provided in Section 7.2(c), if Island Member or NSAM Member (either, a “Tag-Along Seller”) proposes to Transfer any Common Units (a “Tag-Along Sale”) to a third party or third parties (a “Tag-Along Purchaser”), then the Tag-Along Member shall have the right (the “Tag-Along Right”), but not the obligation, to sell up to the Tag-Along Percentage of Common Units in such Tag-Along Sale on the terms and conditions, and pursuant to the procedures, set forth on Annex VIII (the “Tag-Along Procedures”).
(b)    Notwithstanding the foregoing on anything to the contrary in this Agreement, the terms of Section 7.5(a) shall not apply to any Permitted Transfer of Units made pursuant to Section 7.1(b)(iii), (iv), (v), (vi), or (vii).
Section 7.6    Company Sale. Subject to Section 5.7(a)(ix), at any time after the tenth (10th) annual anniversary of the Effective Date, either Island Member or NSAM Member (an “Initiating Seller”) may elect to effectuate a Company Sale to any Third Party purchaser (a “Company Purchaser”) pursuant to the procedures set forth on Annex IX (the “Company Sale Procedures”).

ARTICLE VIII.
INDEMNIFICATION
Section 8.1    Indemnification.
(a)    The Company will to the fullest extent permitted by law indemnify any Person (an “Indemnitee”) who is or was involved in any manner (including as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”), by reason of the fact that such Person is or was or had agreed to be a member of the Major Decision Committee, or an officer (including an Officer), employee, trustee, Representative or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Managing Member or an officer (including an Officer) of the Company as a member of a governing body, officer, employee, trustee, Representative or agent of the Company or any of its Subsidiaries, or by reason of anything done or not done by such Person in any such capacity, against all out-of-pocket expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such Proceeding, and the indemnification provided for herein will not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any agreement, and will continue as to a Person who has ceased to be a member of the Major Decision Committee, or an officer (including an Officer), employee, trustee, Representative or agent and will inure to the benefit of the heirs, executors and administrators of such Person, provided that in no event shall the Company have any liability or obligation hereunder or otherwise to any Indemnitee who has been finally judicially determined to have breached any obligation under the Act (to the extent applicable to the Company) or this Agreement or who has committed any fraud, willful misconduct or gross negligence in connection with the performance of such Indemnitee’s duties hereunder or in respect of any claim brought by any Indemnitee other than to enforce his or her rights hereunder.
(b)    If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the Indemnitee shall also be entitled to be paid the reasonable expenses of prosecuting such claim. Neither the failure of the Company (including the Managing Member) to have made its determination, prior to the commencement of such action, that indemnification of, or advancement of costs of defense to, the Indemnitee is permissible in the circumstances nor an actual determination by the Company (including the Managing Member) that such indemnification or advancement is not permissible will be a defense to the action or create a presumption that such indemnification or advancement is not permissible. Such indemnification will be a contract right and will include the right to receive payment of reasonable out-of-pocket expenses as they are incurred by an Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

(c)    The right of indemnification provided in this Section 8.1 shall not be exclusive of any other rights to which any such Person seeking indemnification may otherwise be entitled under any other instrument or by reason of any action or otherwise.
(d)    The provisions of this Section 8.1 shall survive any termination of this Agreement.
ARTICLE IX.
DURATION AND TERMINATION OF THE COMPANY
Section 9.1    Dissolution and Termination of the Company.
(a)    The Company shall be dissolved and its business wound up upon the occurrence of any of the following events:
(i)    the decision by the Managing Member, subject to the approval of the Major Decision Committee in accordance with Section 5.3 if required; or
(ii)    by judicial decree in accordance with Section 18-802 of the Act.
(b)    In the event of the dissolution of the Company, there shall be an orderly liquidation of the Company Assets, unless the Managing Member determines that an immediate sale of all or part of the Company Assets would cause undue loss to the Members, in which event
(i)    the liquidation may be deferred for a reasonable time except as to those assets necessary to satisfy the Company debts and the Members shall be deemed to have elected to reconstitute the Company for such period, or
(ii)    all or part of the Company Assets may be distributed in kind, subject to the provisions of and in the same manner as cash under the applicable provisions of this Section 9.1. If Company Assets are distributed in kind, the Capital Accounts of the Members shall be adjusted to reflect the Book gain or loss (if any) that would have been recognized by the Company if those assets had been sold for an amount equal to their Fair Market Value at the time of distribution.
(c)    Upon any dissolution of the Company, the Company’s Accountant shall prepare a statement setting forth the assets and liabilities of the Company as of the date of dissolution, and such statement shall be furnished to all Members.
(d)    In the event of liquidation of the Company Assets, and subject to Section 9.1(b), the Company Assets shall be liquidated as promptly as possible and the Managing Member shall appoint a Member to supervise such liquidation (the “Liquidating Member”), which shall be conducted in an orderly and business-like manner so as not to involve undue sacrifice, as the Liquidating Member shall determine in its reasonable discretion. The proceeds thereof shall be applied and distributed in the following order of priority:
(i)    for the payment of the debts and liabilities of the Company (including any debts and liabilities owed to the Members and their Affiliates) and the expenses of liquidation;
(ii)    to the setting up of any reserves which the Liquidating Member reasonably may deem necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. Said reserves may be paid over by the Liquidating Member to an escrow agent to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the Liquidating Member shall deem advisable, to distribute the balance of such reserves to the Members as provided below; and
(iii)    thereafter, the remaining proceeds, if any, shall be applied and distributed to the Members in accordance with the positive balances of the Members’ Capital Accounts, as determined after taking into account all adjustments to Capital Accounts for the Company taxable year during which the liquidation occurs, by the end of such taxable year or, if later, within 90 days after the date of such liquidation; provided that the Members intend that liquidating distributions shall be made in the same manner as distributions under Section 4.1 and the provisions of Article III and Annex IV shall be interpreted in a manner that achieves this result.
(e)    No dissolution of the Company shall release or relieve the Members of their obligations under ARTICLE VIII or ARTICLE IX or Section 10.3, Section 10.4, Section 10.12, Section 10.14, Section 10.15 and Section 10.16 of this Agreement.
Section 9.2    Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc. of a Member. The retirement, withdrawal, bankruptcy, dissolution, death, incapacity, disability or adjudication of insanity or incompetency of a Member shall not dissolve the Company unless the remaining Members agree to dissolve the Company in accordance with Section 9.1.
ARTICLE X.
MISCELLANEOUS
Section 10.1    Entire Agreement. This Agreement together with the documents expressly referred to herein, each as amended or supplemented, constitutes the entire agreement between or among the parties (and/or among their respective Affiliates) with respect to the subject matter herein or therein. They supersede any prior agreement or understanding among the parties hereto (and/or among their respective Affiliates), including the Pre-Effective Date Confidentiality Agreement.
Section 10.2    Amendments.
(a)    This Agreement may only be amended, supplemented or modified if such amendment has been consented to in writing by Island Member and NSAM Member;

provided, however, that the Managing Member may in good faith, without the consent of any Member, make immaterial amendments to this Agreement so long as such amendments do not
(i)    adversely affect the rights of any Initial Member (unless such Initial Member provides its consent to such amendment),
(ii)    affect the rights of the Major Decision Committee or amend, supplement or modify the terms of Annex V (unless each Initial Member provides its consent to such amendment), or
(iii)    affect the restrictions, limitations or obligations imposed on the Principal, the Managing Member or any Officer (unless each Initial Member provides its consent to such amendment) or
(iv)    adversely and disproportionately affect any Member relative to any other Member (unless the affected Member provides its consent to such amendment).
(b)    In addition, the Managing Member may, without the consent of any Member or the Major Decision Committee, make modifications to the Member Registry to reflect changes in the ownership of the Company to the extent such change in ownership has been effectuated in compliance with this Agreement.
Section 10.3    Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ANY CONFLICT OF LAW OR CHOICE OF LAW PRINCIPLES OF SUCH STATE TO THE EXTENT SUCH PRINCIPLES WOULD APPLY THE LAW OF ANOTHER JURISDICTION.
Section 10.4    Jurisdiction; Waiver of Jury Trial. The Members agree that jurisdiction and venue for any action arising from or relating to this Agreement or the relationship between the parties, including but not limited to matters concerning validity, construction, performance, or enforcement, shall be exclusively in a state or a federal court sitting in New York, New York (provided that a final judgment in any such action shall be conclusive and enforced in other jurisdictions) and further agree that service of process may be made in any matter permitted by law. The Members stipulate and agree that they are subject to personal jurisdiction in New York. This paragraph is intended to fix the location of potential litigation between the parties and does not create any causes of action or waive any defenses or immunities to suit. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE AMONG THE MEMBERS OR THEIR AFFILIATES OR AMONG A MEMBER (OR ITS AFFILIATES) AND THE COMPANY CONCERNING THIS AGREEMENT, THE COMPANY OR ITS ASSETS.

Section 10.5    Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, administrators, executors, successors and permitted assigns.
Section 10.6    Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:
(a)    unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    all pronouns and all variations thereof shall be deemed to refer to the masculine, female or neuter, singular or plural, as the identity of the Person may require;
(c)     references herein to a specific Article, Section, Subsection, Annex, Exhibit or Schedule shall refer to Articles, Sections, Subsections, Annexes, Exhibits and Schedules of this Agreement, unless the express context otherwise requires;
(d)    wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “but not limited to” or “without limitation” unless clearly indicated otherwise;
(e)    the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”;
(f)    a reference to “$,” “U.S. dollars” or “dollars” means the legal tender of the United States of America;
(g)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(h)    all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; and
(i)    any law referred to herein or in any agreement or instrument that is referred to herein means such law as from time to time amended, modified or supplemented, including by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein.
Section 10.7    Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.
Section 10.8    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.
Section 10.9    Counterparts. This Agreement may be executed in several counterparts and via facsimile, .pdf or other electronic means, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Members to execute the same counterpart hereof.
Section 10.10    Additional Documents. Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be reasonably necessary or expedient in connection with the creation of the Company and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the Members deem necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be reasonably required of the Company or its Members by the laws of the United States of America or any jurisdiction in which the Company conducts or plans to conduct business, or any political subdivision or agency thereof.
Section 10.11    Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred, provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.
Section 10.12    Notices. To be effective, unless otherwise specified in this Agreement, all notices and demands, consents and other communications under this Agreement must be in writing and must be given
(a)    by depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested,
(b)    by delivering the same in person and receiving a signed receipt therefor,
(c)    by sending the same by a nationally recognized overnight delivery service or
(d)    by facsimile or email, with confirmation of transmission. For purposes of notices, demands, consents and other communications under this Agreement, the addresses of the Members shall be as set forth below.
Notices, demands, consents and other communications mailed in accordance with the foregoing clause (a) shall be deemed to have been given and made three (3) Business Days following the date so mailed. Notices, demands, consents and other communications given in accordance with the foregoing clauses (b) and (c) shall be deemed to have been given when delivered. Notices, demands, consents and other communications given in accordance with the foregoing clause (d) shall be deemed to have been given on the date transmitted, if such date is a Business Day (and same is transmitted prior to five (5) PM Eastern Standard Time), or, if such date is not a Business Day (or is transmitted after five (5) PM Eastern Standard Time on a Business Day), on the first Business Day thereafter. Notices directed to a Member shall be delivered to the parties at the address as set forth below, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 10.12:

If to Island Member:
50 Cocoanut Row, Suite #200
Palm Beach, Florida 33480
Attention: Roger Pollak
Facsimile No.: (561) 804-0903
Email: rpollak@ih-corp.com.

with a copy (which shall not constitute notice) to:

Milbank
One Chase Manhattan Plaza
New York, New York 10005
Attention: Scott Golenbock
Facsimile No.: 212-822-5181
Email: SGolenbock@milbank.com

If to NSAM Member:

c/o NorthStar Asset Management Group Inc.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention: Ronald J. Lieberman
Executive Vice-President and General Counsel
Facsimile No.: (212) 547-2700
Email: rlieberman@nsamgroup.com

with a copy (which shall not constitute notice) to:

Duval & Stachenfeld LLP
555 Madison Avenue
New York, NY 10022
Attention: Terri L. Adler & File Manager
File No: 3567.0001
Facsimile No.: (212)-883-8883
Email: tadler@dsllp.com

Any counsel designated above or any replacement counsel that may be designated respectively by any Member or such counsel by written notice to the other parties is hereby authorized to give notices hereunder on behalf of its respective client.
Section 10.13    Time Periods. In applying any provision of this Agreement that requires an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified and the day of the doing of the act will be excluded and the day of the event will be included; provided, that if a period of days provided for herein ends on a day that is not a Business Day, such period of days instead shall end on the first Business Day following such non-Business Day.
Section 10.14    Confidentiality.
(a)    Each Member recognizes that Confidential Information may have been and may be disclosed to such Member by the Company. By executing this Agreement, each Member expressly agrees that, at all times during the term of the Company and thereafter and whether or not at that time it is a Member of the Company, such Member shall maintain in strict confidence, shall not disclose to any Person other than the Company or another Member, and shall not give, sell or use (other than in connection with Company purposes), any Confidential Information, except to provide such Confidential Information to its Representatives (solely to the extent such disclosure reasonably relates to such Member’s monitoring, analyzing and managing the Company or its investment therein). As used herein, “Confidential Information” means confidential information, trade secrets and other proprietary information belonging to the Company, its Subsidiaries and their Affiliates that are not generally known to the public, including information concerning this Agreement, business plans, financial statements and other information provided pursuant hereto, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company and its Subsidiaries treat as confidential or proprietary. Nothing in this Section 10.14 shall prohibit any Member or any of its Affiliates from disclosing the terms of this Agreement to its counsel or any court or other Governmental Authority in connection with the enforcement by such Member of this Agreement.
(b)    The foregoing agreements shall not apply to any Confidential Information that
(i)    is or becomes publicly available through no fault of such Member or any Person with whom such Member shared Confidential Information,
(ii)    is received from a Third Party and not, to the knowledge of such Member, through violation of any confidentiality agreement or
(iii)    is independently obtained by such Member without use of or reference to the Confidential Information.

Furthermore, Section 10.14(a) shall not apply to any Confidential Information if a Member reasonably determines that the release or disclosure of such Confidential Information is reasonably necessary or appropriate in connection with the making of regulatory filings (on behalf of itself or the Company or their respective Affiliates) or required under any law, rule or regulation, or if either party is reasonably advised by its counsel that it is legally obligated to release the Confidential Information; provided, however, that if such Member is requested or required to disclose any such information pursuant to Order or any other applicable legal procedure, it shall provide the Company with prompt written notice thereof so that the Company may seek an appropriate protective Order at the sole cost and expense of the Company. Notwithstanding anything to the contrary in this Agreement, NSAM Member may disclose Confidential Information if, in the reasonable opinion of NSAM Member’s legal counsel, such disclosure is necessary or appropriate under the rules and regulations of the Securities and Exchange Commission or under the rules of, or any listing agreement with, any applicable national securities exchange, trading market or listing authority, in which event NSAM Member must provide Company and Island Member, on a basis reasonable and under the circumstances, a meaningful opportunity to review and comment upon such disclosure prior to its release.
(c)    Each Member shall indemnify each other Member and the Company for any actual loss, damage, liability, claims and expenses incurred, suffered or sustained by any of them as a result of any breach of this Section 10.14 by such Member or its Affiliate.
Section 10.15    Press Releases; Publicity. Each of the Initial Members may issue press releases and make other similar public announcements or statements in connection with other public relations matters with respect to the Company and the transactions contemplated hereby provided that such announcement or statements shall
(a)    not include any Confidential Information,
(b)    be general in nature (it being agreed that disclosures of the nature of the investment made pursuant to such transactions shall be permitted), and
(c)    be reviewed by the other Initial Member, whose comments thereto shall be considered in good faith and made in a manner that is reasonably satisfactory to the other Initial Member (and if the Initial Member issuing the press release is the Island Member, then any press release or other similar public announcement shall be subject to the approval of the NSAM Member).
Section 10.16    Remedies; Specific Performance.
(a)    Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement or now or hereafter existing at law or in equity.
(b)    Without limiting the generality of the foregoing, each Member acknowledges and agrees that its respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by any Member of the provisions of this Agreement, in addition to any remedies at law, the Company, any of its Subsidiaries or any other Member shall, without posting any bond or proof of damages, be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
Section 10.17    Benefits of Agreement. Nothing in this Agreement, is intended or shall be construed to give to any creditor of the Company or to any creditor of any Member or any other Person, other than the Members and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Members and the Company.
Section 10.18    Duties of the Members. Other than as expressly set forth in this Agreement, no Member shall have any duties or obligations (including fiduciary duties) to the Company, any Member or any other Person except as expressly set forth in this Agreement or any of the other Transaction Documents.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

ISLAND JV MEMBER INC.

By:    _/s/ Barbara Bachman__________
Name: Barbara Bachman
    Title: SVP/Treasurer

PLATFORM HOSPITALITY INVESTOR T-II, LLC

By:    _/s/ Ronald J. Lieberman________
    Name: Ronald J. Lieberman
    Title: Executive Vice President, General
Counsel & Secretary

Annex I

Definitions

As used in this Agreement the following terms shall have the following respective meanings (such meanings to be equally applicable to the singular and plural forms thereof):

2015 BP Approval Deadline: has the meaning set forth in Section 5.4(b).

2015 Budget: has the meaning set forth in Section 5.4(a).

Account Reduction Item: means (i) any adjustment described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), (ii) any allocation described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(5), other than a Nonrecourse Deduction or a Member Nonrecourse Deduction, or (iii) any distribution described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(6), other than a Nonrecourse Distribution or a Member Nonrecourse Distribution.

Accountant: means a nationally recognized firm of independent certified public accountants selected by the Managing Member and approved by the Major Decision Committee.

Act: has the meaning set forth in Recital A.

Additional Interests: means (i) any Membership Interests or other equity securities in the Company issued after the Effective Date, (ii) any rights, options or warrants issued by the Company to purchase any such Membership Interests or other equity securities, or to purchase securities that may become convertible into, exercisable for or exchangeable for such Membership Interests or other equity securities and (iii) any securities issued by the Company convertible into, exercisable for or exchangeable for such Membership Interests or other equity securities; provided, however, that Additional Interests shall not include securities issued (a) as or in connection with a dividend, distribution on, subdivision of, reclassification of, split of or other distribution pro rata in respect of all Membership Interests (provided the applicable action is expressly permitted or approved pursuant to the terms of this Agreement), (b) upon conversion, exercise or exchange of any previously issued Additional Interests, so long as such securities are issued pursuant to the terms of such previously issued Additional Interests (and further provided the applicable action is otherwise expressly permitted or approved pursuant to the terms of this Agreement), (c) securities issued pursuant to any Public Offering (provided the applicable action is expressly permitted or approved pursuant to the terms of this Agreement), (d) securities issued pursuant to an Approved Incentive Unit Plan or Section 2.3(c) (provided such issuance is expressly permitted or approved pursuant to the terms of this Agreement) (e) securities issued to any Person as direct purchase consideration in connection with acquisitions, mergers, joint ventures or similar strategic transactions (provided the applicable action is expressly permitted or approved pursuant to the terms of this Agreement).

Additional Issuance: means any issuance of Additional Interests in the Company.

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Additional Issuance Delta: means, with respect to any Initial Member, in connection with any Additional Issuance, the difference obtained by subtracting (i) the number of Additional Interests for which the Initial Member has elected to subscribe from (ii) the number of Additional Interests that such Initial Member would be required to subscribe for so that the relative Distribution Percentage Interests of such Initial Member does not change vis a vis the other Initial Member as a result of such Additional Issuance. The Additional Issuance Delta shall in no event be a negative number.

Additional Issuance Notice: has the meaning set forth in Section 1 of Annex III.

Additional Issuance Period: has the meaning set forth in Section 1 of Annex III.

Additional Members: any Person that becomes a Member pursuant to the terms of this Agreement after the Effective Date.

Additional Participating Member Election: has the meaning set forth in Section 2 of Annex III.

Adjusted Capital Account: means, as of the end of any Tax Year, a Member’s Capital Account balance as of the end of such Tax Year (taking into account all contributions made by such Member and distributions made to such Member during such Tax Year and any special allocations required by Sections 4(b) through 4(d) of Annex IV, without duplication (but before giving effect to any allocations of Net Book Income or Net Book Loss for such Tax Year pursuant to Section 4(a) of Annex IV), increased by the sum of (i) such Member’s share of Company Minimum Gain and (ii) such Member’s share of Member Nonrecourse Debt Minimum Gain, both determined after taking into account any such special allocations.

Adjusted Fair Market Value: means, with respect to an item of Company property, the greater of (i) the Fair Market Value of such property as reasonably determined by the Managing Member or (ii) the amount of any nonrecourse indebtedness to which such property is subject within the meaning of Section 7701(g) of the Code.

Affiliate: means, with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person; provided, however, that none of the Principal, Island Member, the Company or any of its Subsidiaries, on the one hand, and Chatham, on the other hand, shall be deemed to be Affiliates of the other.

Affiliate Transaction: means any transaction, agreement or other arrangement between a Restricted Party and a Company Party, which shall include (i) any Contract between a Restricted Party and a Company Party, (ii) any issuance of Equity Interests of any Company Party to any Restricted Party (excluding Equity Interests issued to the Members pursuant to Section 2.3(b), or (iii) the payment of (or increase in) any compensation or other amount by a Company Party to any Restricted Party (excluding amounts distributed to Members pursuant to the terms of this Agreement), (iv) the Shared Services and (v) the Shared Space Agreement.

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Agreement: means this Limited Liability Company Agreement of the Company, as the same may be amended hereafter from time to time as provided herein.

Applicable Variance Limit: means ten percent (10%) until the second (2nd) anniversary of the Effective Date, and five percent (5%) thereafter.  Notwithstanding the foregoing, if any Approved Matter (as hereinafter defined) occurs after the second (2nd) anniversary of the Effective Date and the pro forma line item for base management fees in the applicable Fiscal Year increases, on an annualized basis, by more than twenty-five percent (25%) of the line item for base management fees set forth in the Approved Business Plan for such Fiscal Year as a result thereof (as set forth in any revision to the Approved Business Plan or other pro forma adjustment to base management fees, in each case, approved by the Major Decision Committee), then the Applicable Variance Limit for such Fiscal Year shall be increased by five percent (5%) (provided any such increase shall be prorated for any partial year).  By way of example, if the Approved Matter occurs on June 30, then the Applicable Variance Limit shall be deemed to be 7.5% (i.e., 5% plus 6/12(5%) = 7.5%).  For purposes of this definition, the term “Approved Matter” means any matter expressly permitted or approved by the Major Decision Committee pursuant to this Agreement.

Approved Business Plan: means the Business Plan that has been approved by the Major Decision Committee in accordance with Section 5.4 for the applicable Fiscal Year.

Approved Incentive Unit Plan: means any incentive unit plan that has been approved by the Managing Member and Major Decision Committee, as such plan may be modified from time to time in accordance with the terms thereof and this Agreement.

Audit Letter: has the meaning set forth in Section 6.7.

Audited Years: has the meaning set forth in Section 6.7.

Bankruptcy Laws: has the meaning set forth in clause (x) of Annex V.

Bona Fide Offer: means, with respect to any ROFR Units, a bona fide third party offer in writing from an unaffiliated and creditworthy Person to purchase the ROFR Units.

Bona Fide Business Plan Approval Request: means any request for approval of a proposed Business Plan or revision to an Approved Business Plan that is submitted to the Major Decision Committee pursuant to clause (c) of Annex V provided that the Business Plan or revision to such Approved Business Plan subject to such approval complies with each of the following requirements: (i) the proposed terms thereof are bona fide and reasonable and are consistent with the operations and needs of the Company and its Subsidiaries for the period in question, taking into consideration the Company’s performance and profitability, (ii) the aggregate costs (inclusive of all line-items, provided that any costs attributable to (a) the acquisition of an asset or making of an investment that has been previously and specifically approved by the Major Decision Committee, (b) Indebtedness that has been previously and specifically approved by the Major Decision Committee or (c) the settlement of any lawsuit, claim, counterclaim or other legal proceeding against the Company or any Subsidiary of the Company that has been previously and specifically approved by

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the Major Decision Committee shall be disregarded) in such Business Plan or revision to such Approved Business Plan are not greater than one hundred and fifteen percent (115%) of the aggregate costs set forth in the prior year’s Approved Business Plan or the Approved Business Plan with respect to which a revision is being requested, as applicable (inclusive of all line-items; provided that such prior year’s costs shall be deemed proportionately increased or decreased to reflect a change in the number of hotels managed by the Company and its Subsidiaries), and (iii) none of the proposed terms relate to any matters that are otherwise subject to approval by the Major Decision Committee pursuant to Annex V (except to the extent such matters (i) have already been approved by the Major Decision Committee or (ii) constitute Company Sale Trigger Major Decisions) (e.g., if the terms of a proposed Business Plan include a request to enter into an Affiliate Transaction pursuant to clause (l) of Annex V, then such request for approval shall not constitute a Bona Fide Business Plan Approval Request because approval of an Affiliate Transaction pursuant to clause (l) of Annex V is a Major Decision that is not a Company Sale Trigger Major Decision).

Book: means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Treas. Reg. § 1.704-1(b)(2)(iv) as reflected in Sections 1, 2, 3 and 4 of Annex IV, as distinguished from any accounting method which the Company may adopt for other purposes such as financial reporting.

Book Value: means, with respect to any item of Company property, the Book value of such property within the meaning of Treas. Reg. § 1.704-1(b)(2)(iv), as adjusted to reflect revaluations as determined in accordance with Section 2 of Annex IV; provided, however, that if the Company adopts the remedial allocation method described in Treas. Reg. § 1.704-3(d) with respect to any item of Company property, the Book Value of such property will be its Book basis determined in accordance with Treas. Reg. § 1.704-3(d)(2).

Business Day: means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the State of New York are authorized or required to be closed.

Business Plan: means for each Fiscal Year of the Company, an annual business plan and operating budget for the Company.

Business Purpose: has the meaning set forth in Section 1.3.

Capital Account: means the capital account of a Member maintained as required by Section 3.1 and Annex IV.

Capital Event: means (i) the sale, exchange or other disposition (whether voluntary or involuntary) of all or any part of the Company, any of its Subsidiaries or any of their respective assets, or any portion thereof or interest therein, or (ii) any loan for borrowed money to the Company or any of its Subsidiaries, whether secured or unsecured.

Capital Proceeds: means the net cash proceeds realized by the Company or its Subsidiaries in connection with a Capital Event, following payment of all outstanding third party debts and liabilities of the Company or its Subsidiary to the extent that such debts and liabilities are then due,

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and that are not reserved, reinvested or otherwise retained by the Company or its Subsidiary for the continuation of its business in accordance with the Approved Business Plan and as determined by the Managing Member.

Certificate: has the meaning set forth in Section 1.1.

Chatham means Chatham Lodging Trust, a Maryland real estate investment trust and any successor and/or assign thereof pursuant to any merger, consolidation or similar transaction whereby all or substantially all of the assets of Chatham Lodging Trust, a Maryland real estate investment trust, have been acquired.

Chatham Contract: means any Contract with Chatham or any of its Affiliates, including any Chatham Property Management Agreements.

Chatham Property Management Agreement: means any Property Management Agreement between (i) the Company or any of its Subsidiaries, and (ii) Chatham or any of its Affiliates.

Claiming Member: has the meaning set forth in Section 5.8(a).

Class B Incentive Units: means the Units designated as Class B Incentive Units under this Agreement.

Code: means the Internal Revenue Code of 1986.

Common Units: means the Units designated as Common Units under this Agreement. The Units issued to the Initial Members on the Effective Date are Common Units. For the avoidance of doubt, the Class B Incentive Units are not Common Units.

Company: means Island Hospitality Joint Venture, LLC and its successors and assigns.

Company Assets: means all assets, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Company.

Company Loan: has the meaning set forth in Section 7 of Annex III.

Company Minimum Gain: means partnership minimum gain determined pursuant to Treas. Reg. § 1.704-2(d) and Section 4(d) of Annex IV.

Company Parties: means the Company and its Subsidiaries.

Company Purchaser: has the meaning set forth in Section 7.6.

Company Sale: means (i) a sale of all or substantially all of the assets of the Company in one transaction or a series of related transactions, or (ii) a direct or indirect sale of Units representing one hundred percent (100%) of the outstanding economic or voting interest in the Company (whether

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by merger, consolidation, sale or Transfer of the Units) in one transaction or a series of related transactions, in each case to a bona fide purchaser and on an arm’s-length basis.

Company Sale Procedures: has the meaning set forth in Section 7.6.

Company Sale Proceeds: means the amount of proceeds that the Initiating Member would receive with respect to its Units in connection with a Company Sale.

Company Sale Trigger Major Decisions: means the Major Decisions described in the following clauses of Annex V: (b) (but only if the auditor proposed is an auditor of recognized national reputation), (c) (but only if the request for approval constitutes a Bona Fide Business Plan Approval Request), (n) (but only to the extent the proposal is for an increase in the amount that can be granted under a previously established Approved Incentive Unit Plan by no more than 5% (when aggregated with all other increases) of the amount of such Approved Incentive Unit Plan (it being understood that the initial establishment of any proposed Approved Incentive Unit Plan is not a Company Sale Trigger Major Decision), (o) (but only to the extent the proposed compensation increase would constitute a Permitted Compensation Increase), (r) (but only if the aggregate amount expended by the Company and its Subsidiaries to acquire the applicable assets and/or to make the applicable investments during any Fiscal Year (including related costs) would be incurred in the Ordinary Course of Business and would not exceed, in the aggregate, an amount equal to two million dollars ($2,000,000) (excluding any amounts expressly approved for investments or acquisitions pursuant to the applicable Approved Business Plan)), (t) (but only if the disposition would be in the Ordinary Course of Business and the aggregate estimated Fair Market Value of the asset subject to disposition is not two million dollars ($2,000,000) or more and does not involve a disposition of any Property Management Agreement or interest therein), (u) (but only as to settlements described in clause (i) that would require payments of less than two million dollars ($2,000,000) and would not impose an injunction or other equitable relief), or (v) (but only if such proposed public offering would constitute a Qualified IPO).

Compensation Cap: means an amount equal to the top end of the range of base compensation for an executive of similar role/responsibility at the Company’s peer companies according to a Selected Compensation Consultant in the year of hire.

Confidential Information: has the meaning set forth in Section 10.14(a).

Contract: means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement.

Control: means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise. The term “Control” includes the terms “controlling”, “controlled by” and “under common control with”.

Control Person: has the meaning set forth in Section 5.10.

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CPI: means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United State Department of Labor, or any successor index thereto.

Deemed Liquidation: means a liquidation of the Company that is deemed to occur pursuant to Treas. Reg. § 1.708-1(b)(4) in the event of a termination of the Company pursuant to Section 708(b)(1)(B) of the Code.

Defaulting Member: has the meaning set forth in Section 7.4(b).

Distributable Cash Flow: means all available cash of the Company which is available for distributions to any Member, including all cash from Capital Proceeds, less any reserves pertaining to liabilities and contingent obligations of the Company or any of its direct or indirect Subsidiaries (whether at the Company level or any such Subsidiary level) and the reasonably anticipated needs of the business of the Company and its Subsidiaries, established by the Managing Member in accordance with the then-current Approved Business Plan.

Distribution Date: means, at the option of the Managing Member (which is subject to change from time to time), either (i) each January 10, April 10, July 10 and October 10 after the date hereof, or (ii) the tenth (10th) day of each calendar month; provided, however, that if any Distribution Date falls on any day other than a Business Day, the payment due on such Distribution Date shall be paid on the first Business Day immediately following such Distribution Date.

Distribution Percentage Interest: means, as of any given time, as to any Member, a percentage equal to (i) the number of Common Units or Class B Incentive Units, as applicable, held by such Member at such time, divided by (ii) the total number of issued and outstanding Common Units and Class B Incentive Units at such time.

Drag Along Notice: has the meaning set forth in Section 2 of Annex IX.

Drag Along ROFR Right: has the meaning set forth in Section 2 of Annex IX.

Dragged Members: has the meaning set forth in Section 1 of Annex IX.

Effective Date: means the date of this Agreement.

Effective Date Common Units: means the number of Common Units issued on the Effective Date (i.e., January 9, 2015), as adjusted for any subdivision, split, combination or other reclassification of Common Units applicable to Members on a pro rata basis that has been effectuated in accordance with the express terms of this Agreement.

Equity Interests: means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other

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ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

Excess Deficit Balance: means the amount, if any, by which the balance in a Member’s Capital Account as of the end of the relevant Tax Year is more negative than the amount, if any, of such negative balance that such Member is treated as obligated to restore to the Company pursuant to Treas. Reg. § l.704-1(b)(2)(ii)(c), Treas. Reg. § 1.704-1(b)(2)(ii)(h), Treas. Reg. § 1.704-2(g)(1), or Treas. Reg. § 1.704-2(i)(5). Solely for purposes of computing a Member’s Excess Deficit Balance, such Member’s Capital Account will be reduced by the amount of any Account Reduction Items that are reasonably expected as of the end of such Tax Year.

Excess Nonrecourse Liabilities: means excess nonrecourse liabilities within the meaning of Treas. Reg. § 1.752-3(a)(3).

Excess Interests: has the meaning set forth in Section 2 of Annex III.

Expedited Arbitration Proceeding: means a binding arbitration proceeding conducted as follows:

a)Venue: The arbitration proceeding shall be conducted in New York, New York.

b)Procedure: Except as provided herein, the arbitration proceeding shall be conducted in accordance with the Administered Arbitration Rules of the CPR Institute for Dispute Resolution, or its successor, and administered pursuant to the Expedited Procedures provisions thereof.

c)Selection of Arbitrator: The party seeking to have a dispute resolved by way of arbitration shall provide written notice of the same to the other party, and in such notice propose at least three (3) persons to serve as the arbitrator. Each of the proposed arbitrators shall be either (i) a retired judge or justice of a court of the State of Delaware or the State of New York, or (ii) an attorney licensed to practice and practicing in the State of Delaware or the State of New York for not less than twenty (20) years and experienced in the organization and operation of business entities organized under Delaware law and the negotiation of joint venture agreements comparable to this Agreement. Each of the proposed arbitrators shall have had no business or familial relationship with either party, or any Affiliate of either party, or counsel to either party during the past ten (10) years. If the other party is willing to accept one of the proposed arbitrators, then notice thereof shall be given within five (5) Business Days. If, however, the other party is not willing to accept one of the arbitrators proposed by the party seeking dispute resolution, it shall give written notice within such five (5) Business Day period of its proposal of at least three (3) other persons to serve as the arbitrator, each of whom shall have the qualifications identified above, and the party seeking dispute resolution shall have five (5) Business Days from the date of such notice to notify the other party that one of the arbitrators proposed by the other party is acceptable. If this procedure does not result in the selection of an arbitrator, then any party may request the American Arbitration Association,

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or its successor, to appoint an arbitrator who shall have the qualifications identified above (and, in connection therewith, either party may propose not more than three (3) persons having such qualifications to the American Arbitration Association to serve as arbitrator), and be prepared to conduct the arbitration proceeding in New York City, New York.

d)Conferences, Discovery and Pre-Hearing Matters: Once the arbitrator is appointed, he or she shall set the matter for a conference, which may be conducted telephonically, to take place within ten (10) Business Days of the arbitrator’s appointment, and which shall address, among other things, the following issues: (1) the scheduling and resolution of any issues concerning the nature, extent and timing of any discovery, including the production of documents, depositions and the exchange of expert witness information and reports; (2) the identification and resolution of any other procedural issues; and (3) setting the matter for a hearing, to take place within thirty (30) days of the date of the conference unless the arbitrator finds, for good cause, that the hearing should not take place within that time period.

e)Applicable Law: The arbitrator shall be required to determine all issues in accordance with existing substantive law of the state of Delaware; provided, however, that statutes and case law relating to the order of proof, the conduct of the hearing and the presentation and admissibility of evidence will not be applicable, and the arbitrator may admit any relevant evidence, including hearsay, if it is the sort of evidence upon which responsible persons are accustomed to rely in the conduct of serious affairs, regardless of the admissibility of such evidence in a court of law.

f)Arbitrator’s Powers and Duties: The arbitrator shall have the power to grant any and all forms of relief, including, but not limited to, equitable relief, to prevent any arbitration award from becoming ineffectual; provided, however, the arbitrator may not alter or amend the provisions of this Agreement in granting such relief (for instance, the arbitrator may not negate the delivery of a Removal Notice). Pending appointment of the arbitrator, nothing provided herein shall preclude either of the parties from seeking the issuance of a temporary restraining order, preliminary injunction or other provisional remedy in order to avoid any irreparable injury that it might suffer pending such appointment; provided, however, in no event may the Non-Claiming Member seek a temporary restraining order, preliminary injunction or other provisional remedy to negate the delivery of a Removal Notice pending such appointment.

g)Arbitrator’s Award: The arbitrator shall render his or her award within ten (10) days of the close of the final submission of the matter, or at such later time as agreed upon by the parties. The arbitrator’s award shall be in writing, and the arbitrator shall make findings of fact and set forth the reasons for the award. The award may be confirmed by any court having jurisdiction over the parties.

h)Arbitrator’s Fees and Costs: Each party shall provide, within three (3) days of a request from the arbitrator or any person or service that may be acting as the administrator of the arbitration, one-half of such arbitrator, person or service’s estimated fees and costs relating to the arbitration, although the arbitrator shall, in his or her award, require such fees and costs to be awarded to the party determined to be the prevailing party. Notwithstanding the prior sentence, if the Non-Claiming Member delivers a Removal Dispute Notice with respect to a Member Default, the Member

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not prevailing in the Expedited Arbitration Proceeding shall pay all of the reasonable fees and costs relating to the arbitration, including the prevailing Member’s reasonable, actual, out-of-pocket attorneys’ fees and expenses.

Fair Market Value: means, with respect to any asset (including any Unit), the fair market value of such asset based upon an arm’s length sale between a willing buyer and a willing seller, as determined by the Managing Member in good faith, and, with respect to any Units, in accordance with the valuation procedures set forth in Section 6.3(e) and without giving effect to any discount for minority interest, restrictions on transfer, lack of control (including governance or voting rights) or liquidity.

Family Member: means, with respect to any natural Person, each of (a) the spouse, lineal ancestors or descendants of such natural Person including the spouse of any of the foregoing, and regardless of whether such relationship exists by birth, adoption or marriage, (b) any executors or administrators for, or the estate of, such natural Person or any of the foregoing, and (c) any trusts, partnerships, limited liability companies or other legal entities formed for the benefit of such natural Person or any of the foregoing.

Fiscal Year: means the fiscal year of the Company, which shall be the calendar year.

Fisher Non-Competition Agreement: means the Non-Competition Agreement, dated as of the Effective Date, by and between the Company and the Principal.

Fully Participating Member: has the meaning set forth in Section 2 of Annex III.

GAAP: means generally accepted accounting principles applicable in the United States, consistently applied.

Governmental Authority: means (a) any United States federal, state or local or foreign government (or political subdivision thereof), (b) any agency or instrumentality of any such government (or political subdivision thereof), (c) any non-governmental regulatory or administrative authority, body or other organization (to the extent that the rules, regulations, standards, requirements, procedures and Orders of such authority, body or other organization have the force of law), and (d) any United States federal, state or local or foreign court, tribunal, arbitrator or arbitration panel.

Group Agent: has the meaning set forth in Section 2.5(b).

Group Members: has the meaning set forth in Section 2.5.

Indemnitee: has the meaning set forth in Section 8.1(a).

Indebtedness: means, with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, and all obligations relating to any swap,

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hedge, cap, collar or other interest rate protection agreement entered into in connection therewith, (ii) all obligations of such Person evidenced by preferred equity, bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (v) all Indebtedness of any other Person of the type referred to in clauses (i) to (iv) above directly or indirectly guaranteed by such Person or secured by any assets of such Person.

Independent Appraiser: means a nationally recognized appraisal firm or other professional firm with valuation expertise in the relevant industries related to non-cash assets.

Initial Members: means the entities that are the Island Member and NSAM Member on the Effective Date.

Initial Public Offering: means the first direct or indirect (through a parent entity or otherwise) Public Offering of any class of Equity Interests of the Company on a nationally or regionally recognized exchange.

Initiating Seller: has the meaning set forth in Section 7.6.

Interim Period: has the meaning set forth in Section 5.4(b).

Interests: means (i) any Membership Interests or other equity securities in the Company, (ii) any rights, options or warrants to purchase any such Membership Interests or other equity securities, or to purchase securities that may become convertible into, exercisable for or exchangeable for such Membership Interests or other equity securities, (iii) any securities convertible into, exercisable for or exchangeable for such Membership Interests or other equity securities, and (iv) any loans or other debt provided to the Company by any Member or any of its Affiliates.

Involuntary Change of Control: has the meaning set forth in Section 5.10.

Island Bad Act: means (i) the Principal has committed willful misconduct or fraud in the conduct of his duties to the Company or any of its Subsidiaries (including with respect to the conduct of his duties under the Fisher Non-Competition Agreement), (ii) the Principal knowingly and intentionally directs or causes Island Member or any other individual (including any Island Senior Management or Officer of the Company or any of its Subsidiaries) to commit willful misconduct or fraud in the conduct of such Person’s duties to the Company or any of its Subsidiaries; or (iii) the Principal is actually aware that any member of Island Senior Management is committing willful misconduct or fraud in the conduct of such Person’s duties to the Company or any of its Subsidiaries and, after a reasonable period, fails to cause the Company and its Subsidiaries to terminate such individual’s employment.

Island Change in Control: means (a) the failure of Island Member to be Controlled by the Principal (or if a Control Person is installed pursuant to Section 5.10, such Control Person), and/or

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(b) the failure of the Principal (or if a Control Person is installed pursuant to Section 5.10, such Control Person) to be involved in the oversight of the Company and its Subsidiaries in a manner that is generally consistent with past practices but subject to changes in the management of the Island Member and the Company expressly permitted by this Agreement (with it being understood, for the avoidance of doubt, that a reduction in the level of oversight provided by the Principal (or if a Control Person is installed pursuant to Section 5.10, such Control Person) as in connection with the appointment of a president, chief executive officer or equivalent position at the Company approved by the Major Decision Committee pursuant to the terms of this Agreement shall not constitute an Island Change in Control or be taken into account in determining whether an Island Change in Control has occurred), in each case other than (a) as a result of an Involuntary Change of Control (which shall be governed by Section 5.10 of this Agreement) or (b) with the approval of the NSAM Member (which, for the avoidance of doubt, NSAM Member shall have the right to provide or decline to provide in its sole discretion).

Island Competitor: means any Person, whether publicly or privately owned, that is principally in the business of owning or operating Select Hotels.

Island Designee: means any person appointed to the Major Decision Committee by Island Member or the Principal or any board of directors or similar governing board of any Subsidiary.

Island Member: means Island JV Member Inc. and any permitted successor and/or assignee of Island Member.

Island Member Default: means (i) the occurrence of Island Transfer Default, (ii) the occurrence of an Island Minimum Ownership Failure Event, and/or (iii) the occurrence of an Island Bad Act.

Island Member Removal Date: means the first date that all of the members of the Major Decision Committee appointed by the Island Member (including the Principal) have been removed, or the Major Decision Committee has been dissolved, pursuant to Section 5.7(a).

Island Minimum Ownership Failure Event: means, at any time, the Principal (or if a Control Person is installed pursuant to Section 5.10, such Control Person) owns, directly and indirectly, less than twenty-five percent (25%) of the outstanding Common Units at such time (provided that, if the Principal (or if a Control Person is installed pursuant to Section 5.10, such Control Person) has engaged in no other Transfers other than Permitted Estate Planning Transfers, then this clause (i) shall not be deemed satisfied if the Principal (or if a Control Person is installed pursuant to Section 5.10, such Control Person) owns less than such minimum amount).

Island Opportunity: has the meaning set forth in Section 5.6(b).

Island Payroll Costs: means those payroll costs related to employees under direct employment contract with the Company or its Subsidiaries (but shall expressly exclude payroll costs related to hotel-level employees).

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Island Senior Management: means Jeff Fisher, Roger Pollak, Jeff Waldt, Greg Ford and any replacement of any such individuals (in their capacity at the Company or any Subsidiary company level), and any individual appointed as president of the Company or any Subsidiary of the Company.
Island Transfer Default: means the occurrence of any of the following: (1) Island Member intentionally makes a Transfer in material violation of this Agreement (including due to the occurrence of an Island Change in Control) or (2) Island Member unintentionally makes a Transfer in material violation of this Agreement and such Transfer is not cured during the Transfer Cure Period (including due to the occurrence of an Island Change in Control).

Liquidating Member: has the meaning set forth in Section 9.1(d).

Major Decision: has the meaning set forth on Annex V.

Major Decision Committee: has the meaning set forth in Section 5.3(c).

Managing Member: means Island Member, in its capacity as managing member of the Company, and any successor thereto appointed in accordance with this Agreement.

Management Services: means engaging in or otherwise undertaking the day-to-day management and operation of a hotel, whether pursuant to a master lease, management agreement or other similar arrangement.
Material Litigation: means any suit, action or proceeding that would be reasonably expected to have a material impact, consequence or effect on the business, operations, business relationships, financial condition, or future prospects of (i) any Company Party, or (ii) based on the information, events or circumstances known (or reasonably be expected to have been known) by Island Senior Management as of the time of determination, of NSAM and/or any NSAM Entity.

Material Indebtedness Default: means any material violation, breach, default or event of default of or under or that would otherwise result in a modification of the terms of any outstanding Indebtedness of the Company or any of its Subsidiaries or any other material agreement to which the Company or any of its Subsidiaries is a party.

MD Dispute Resolution Period: has the meaning ascribed in Section 5.3(d).

MD Company Sale Trigger Period: means, the period commencing on the expiration of the MD Dispute Resolution Period and terminating on the date that is sixty (60) days from such date.

Member: means, at any time, any Person that owns Units at such time and is a party to this Agreement.

Member Default: means, an NSAM Member Default or an Island Member Default, as applicable.

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Member Nonrecourse Debt: means any liability of the Company that is a partner nonrecourse debt within the meaning of Treas. Reg. § 1.704-2(b)(4).

Member Nonrecourse Debt Minimum Gain: means minimum gain attributable to Member Nonrecourse Debt pursuant to Treas. Reg. § 1.704-2(i)(3).

Member Nonrecourse Deduction: means any item of Book loss or deduction that is a partner nonrecourse deduction within the meaning of Treas. Reg. § 1.704-2(i)(1) and (2).

Member Nonrecourse Distribution: means a distribution to a Member that is allocable to a net increase in such Member’s share of Member Nonrecourse Debt Minimum Gain pursuant to Treas. Reg. § 1.704-2(i)(6).

Member Registry: has the meaning set forth in Section 2.2(d).

Membership Interest: means, with respect to a Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with the terms and provisions of this Agreement.

Minimum Qualified IPO Price: means One Hundred Nine Dollars and 20/100 ($109.20).

Necessary Expenses: means any non-discretionary expenses of the Company or any of its Subsidiaries as and when they become due (i) to fulfill tax obligations, (ii) to maintain appropriate insurance, (iii) to protect against imminent injury to persons or imminent material commercial loss, including in respect of security and life safety or (iv) to remedy a condition that if not corrected would cause cessation of, suspension of, or material disruption to, in each case on an imminent basis, Management Services by the Company or any of its Subsidiaries.

Net Book Income: means, for any period, the excess, if any, of the Company’s items of income and gain for such period over the Company’s items of loss and deduction for such period, as computed for Book purposes; provided, however, that, notwithstanding any other provisions of this Agreement, any items which are specially allocated pursuant to Sections 4(b), 4(c) and 4(d) of Annex IV shall not be taken into account in computing the Net Book Income.

Net Book Loss: means, for any period, the excess, if any, of the Company’s items of loss and deduction for such period over the Company’s items of income and gain for such period, as computed for Book purposes; provided, however, that, notwithstanding any other provisions of this Agreement, any items which are specially allocated pursuant to Sections 4(b), 4(c) and 4(d) of Annex IV shall not be taken into account in computing the Net Book Loss.

Non-Claiming Member: has the meaning set forth in Section 5.8(a).

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Non-Initiating Member: means, with respect to a Company Sale, (i) NSAM Member if Island Member is the Initiating Seller with respect to such Company Sale, and (ii) Island Member if NSAM Member is the Initiating Seller with respect to such Company Sale.

Nonrecourse Deduction: means, subject to Sections 4(b) of Annex IV, a nonrecourse deduction determined pursuant to Treas. Reg. § 1.704-2(b)(1) and Treas. Reg. §1.704-2(c).

Nonrecourse Distribution: means a distribution to a Member that is allocable to a net increase in Company Minimum Gain pursuant to Treas. Reg. § 1.704-2(h)(1).

Notice: has the meaning set forth in Section 2.3(c)(ii).

NSAM: NorthStar Asset Management Group Inc., a Delaware corporation, and any successor and/or assignee thereof pursuant to any merger, consolidation, or otherwise or pursuant to a NSAM Permitted Corporate Transaction.

NSAM Competitor: means (a) a Person that is then in a pending material litigation filed in court with NSAM or any NSAM Entity that has been disclosed by NSAM or any NSAM Entity in public filings with the Securities and Exchange Commission (other than litigation involving individuals who are directors or officers of NSAM or any NSAM Entity unrelated to their capacity as such); or (b) any Person (other than a hotel REIT or other Person for whom the Principal serves as chief executive officer) that (i) is engaged in the business of managing, lending on or owning commercial real estate in the United States and (ii) (A) owns total gross commercial real estate assets in excess of one billion dollars ($1,000,000,000) or (B) has total commercial real estate assets (in name or under management) in excess of one billion dollars ($1,000,000,000).

NSAM Covered Entity: means (a) NSAM, (b) any Person acquiring all or substantially all of the assets of NSAM, (c) any Person acquiring all or substantially all of a class of assets of NSAM; and (d) any successor or assignee to any of the foregoing entities pursuant to any NSAM Permitted Corporate Transaction.

NSAM Designee: has the meaning set forth in Section 5.3(c)(iii).

NSAM Entity: any of the following Persons: (i) NSAM, (ii) any direct or indirect Subsidiary of NSAM, (iii) any Affiliates of NSAM or any Subsidiary thereof and (iv) any investment fund or other entity of which NSAM or any of its Affiliates is the primary investment advisor.

NSAM Member: means Platform Hospitality Investor T-II, LLC and any other permitted successor and/or assignee of NSAM Member.

NSAM Member Default: means (i) the occurrence of an NSAM Transfer Default, or (ii) the occurrence of a NSAM Minimum Ownership Failure Event.

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NSAM Minimum Ownership Failure Event: means, at any time, less than twenty-five percent (25%) of the outstanding Common Units is owned, directly or indirectly, by NSAM and/or any other NSAM Entity in the aggregate at such time.

NSAM Non-Competition Agreement: means the Non-Competition Agreement, dated as of the Effective Date, by and between the Company and NorthStar Asset Management Group Inc.

NSAM Opportunity: has the meaning set forth in Section 5.5(c)(i).

NSAM Permitted Transferee: means any Person that is a pension plan, charitable organization, sovereign wealth fund, investment fund (including private equity fund), public company or other institutional investor or purchaser, in each case other than an Island Competitor.
NSAM Permitted Corporate Transaction: means any of the following: (i) a direct or indirect Transfer of the stock or other equity interests in a NSAM Covered Entity, (ii) the direct or indirect creation of new stock (including separate classes of stock) or other equity interests in a NSAM Covered Entity, (iii) direct or indirect stock splits or reverse stock splits in a NSAM Covered Entity, (iv) redemption of stock or equity interests by a NSAM Covered Entity, (v) the conversion of a NSAM Covered Entity that is a public company to a private company or vice versa, (vi) any reorganization, merger, consolidation, recapitalization, restructuring or similar transaction with respect to a NSAM Covered Entity, (vii) the spin-off or formation of a company or entity that has as its direct or indirect majority owners any NSAM Covered Entity or shareholders of a NSAM Covered Entity, or Affiliates of any of the foregoing; (viii) a sale of all or substantially all of the assets or any class of assets of any NSAM Covered Entity; and/or (ix) any other transaction that modifies, changes, or affects the ownership or control of a NSAM Covered Entity or all or substantially all of the assets of a NSAM Covered Entity.

NSAM Transfer Default: means the occurrence of any of the following: (1) NSAM Member intentionally makes a Transfer in material violation of this Agreement or (2) NSAM Member unintentionally makes a Transfer in material violation of this Agreement and such Transfer is not cured during the Transfer Cure Period.

Officers: has the meaning set forth in Section 5.2(a).

Order: means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

Ordinary Course of Business: means, with respect to any act or decision in question: (i) such action or decision is being made in the ordinary course of the operation of the business of the Company or its Subsidiaries, (ii) such action or decision is consistent with the Business Purpose, (iii) such action or decision does not have a material impact, consequence, or effect on the business of the Company and its Subsidiaries, taken as a whole, and (iv) if such action or decision relates to the approval of any contract, agreement or other transaction, such contract, agreement or other transaction is at arm’s length with a bona fide Third Party that is not a Restricted Party and on commercially reasonable market terms.

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Organizational Documents: means (i) in the case of a corporation, its charter and by-laws; (ii) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (iii) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (iv) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (v) in the case of any other entity, the organizational and governing documents of such entity.
Permitted Compensation Increase: means any increase in the total compensation payable to any member of Island Senior Management so long as such increase satisfies the following criteria: (i) the increase in base compensation of the applicable party is not greater than ten percent (10%) per annum of the applicable party’s prior year’s compensation and (ii) the aggregate bonus compensation for the applicable year of increase for the applicable party is not greater than either (a) one hundred percent (100%) of their base compensation for the year or (b) the greater of (1) one hundred thirty-five percent (135%) of their aggregate bonus compensation for the prior year and (2) the top end of the range of bonus compensation for executives of similar roles/responsibilities at the Company’s peer companies according to a Selected Compensation Consultant, provided that for purposes of the foregoing bonus compensation shall be inclusive of all compensation payable to such person by the Company or any Subsidiary (other than awards or grants of Class B Incentive Units or under an Approved Incentive Unit Plan) that is in addition to the base compensation payable to such person, including by any severance, retention, change of control or similar payments. Notwithstanding anything to the contrary in this Agreement, no Permitted Compensation Increase shall be permitted with respect to the Principal or any of his Family Members without NSAM Member approval.
Permitted Equity Issuance: means any issuance of Common Units that is permitted to be made by Company pursuant to Section 2.3(b) without approval by the Major Decision Committee.

Permitted Estate Planning Transfer: has the meaning set forth in Section 7.1(c)(ii).

Permitted Indebtedness: means any Indebtedness (including guarantees) incurred by the Company or any of its Subsidiaries during any Fiscal Year on arm’s length market terms with a bona fide Third Party that is not a Restricted Party if, after giving effect to such Indebtedness, the aggregate outstanding principal amount of all Indebtedness (including the maximum amount payable with respect to any guarantees) incurred by the Company and its Subsidiaries (excluding any Company Loan) does not exceed an amount equal to the aggregate principal amount of Indebtedness expressly permitted by the Approved Business Plan for such Fiscal Year plus $2,000,000; provided, incurrence of such Indebtedness must in all events be consistent with the Business Purpose and shall not be permitted to the extent the incurrence of such Indebtedness would otherwise require the approval of the Major Decision Committee (e.g., in the event the Indebtedness is proposed to be made in connection with the formation of a joint venture or strategic alliance with a third party, then such Indebtedness may not be incurred unless approval of the Major Decision Committee is obtained for such incurrence).

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Permitted Investment: means any acquisition of assets, or any investment, by the Company or any of its Subsidiaries during any Fiscal Year on arm’s length market terms with a bona fide Third Party that is not a Restricted Party if, after giving effect to such acquisition or investment, the aggregate amount expended by the Company and its Subsidiaries to acquire assets and make investments during such Fiscal Year (including related costs) does not exceed an amount equal the aggregate amount for acquisition and investments expressly permitted by the Approved Business Plan for such Fiscal Year plus one million dollars ($1,000,000); provided, acquisition of the Permitted Investment must in all events be consistent with the Business Purpose and shall not be permitted to the extent the making of such investment would otherwise require the approval of the Major Decision Committee (e.g., in the event the acquisition or investment would require the formation of a joint venture or strategic alliance with a third party, then such acquisition or investment shall not be permitted unless approval of the Major Decision Committee is obtained for such acquisition or investment).

Permitted Transfers: has the meaning set forth in Section 7.1(b).

Permitted Variance: has the meaning set forth in clause (c)(ii) on Annex V.

Person: means any individual, corporation, company, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, Governmental Authority, or other legal entity.

Preemptive Right: has the meaning set forth in Section 1 of Annex III.

Pre-Effective Date Confidentiality Agreement: means that certain letter agreement, dated October 28, 2014 from Island Hospitality Management, Inc. to NorthStar Asset Management Group, Inc.

Prime Rate: means the average, at the time in question, of the rates announced as their respective prime commercial lending rates by Citibank, N.A. and JPMorgan Chase & Co. or their respective successors, and if such prime rates shall cease to be so announced by either or both of such banks, then the term “Prime Rate” shall mean the prime commercial lending rate for large commercial banks reported in The Wall Street Journal. Any interest payable with reference to the Prime Rate shall be adjusted on a daily basis, based upon the Prime Rate in effect at the time in question, and shall be calculated with respect to the actual number of days elapsed on the basis of a 365-day year. If (i) such prime commercial lending rates shall cease to be so announced by either or both of such banks, and (ii) The Wall Street Journal does not report the prime commercial lending rate for large commercial banks, then, the term “Prime Rate” shall mean a rate, reasonably determined by the parties, from time to time, to be comparable to the rate that had formerly constituted the “Prime Rate” hereunder.

Principal: means Jeff Fisher.

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Profits Interest: shall mean an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures.

Property Management Agreements: means any agreement pursuant to which the Company or any of its Subsidiaries provides services to any hotel.

Pro Rata Share: means, with respect to any Initial Member at any time, a percentage equal to (a) the Common Units held by such Member at the time of determination, divided by (b) the aggregate number of outstanding Common Units held by all Initial Members at such time.

Proceeding: has the meaning set forth in Section 8.1(a).

Public Offering: means any bona fide public offering of equity securities (or securities exchangeable for or convertible into equity securities) of the Company or any of its Subsidiaries pursuant to an effective registration statement under the Securities Act, or any other applicable law, or any other offering which results in such securities being listed for trading on any national or regional securities exchange in the United States or included for trading in any national market system or otherwise available for trading on any other major international securities exchange.

Purchase Agreement: has the meaning set forth in Recital C.

Qualified IPO: means an Initial Public Offering that is an underwritten (pursuant to a firm commitment) offering of equity securities of the Company provided that such Initial Public Offering satisfies each of the following conditions: (a) such offering shall be made to the public through reputable underwriters of national or regional reputation in the United States and approved for listing on the New York Stock Exchange, Nasdaq Stock Market or another US national securities exchange; (b) such offering shall generate gross cash proceeds to the Company and the selling stockholders of not less than one hundred million dollars ($100,000,000); (c) the equity securities being sold as part of such offering shall be of the class of Common Units held by NSAM Member (“IPO Interest”); (d) each Common Unit owned by the NSAM Member as of the time of the offering shall be valued, based on the price in such offering of an equivalent IPO Interest, at no less than the Minimum Qualified IPO Price; (e) the NSAM Member receives customary piggyback registration rights in connection with such Qualified IPO and customary registration rights following such Qualified IPO provided that NSAM Member shall not be obligated to, sell its Common Units (or equivalent IPO Interests) as part of such offering; (f) the NSAM Member shall not be obligated to sell its Common Units (or equivalent IPO Interests) as part of such offering; (g) NSAM Member shall have a one-time right to delay the filing or confidential submission of a registration statement for up to ninety (90) days; and (h) such offering shall not cause a disparate treatment of any Common Units or adversely affect the relative economic rights of the holders of Common Units (other than those rights dependent on such holder’s Distribution Percentage Interest).
Qualified Successor: means a senior management executive (A) with at least fifteen (15) years of experience at a hotel management company or similar operator that has during such period

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been continuously engaged in the business of providing management services comparable to the management services provided by the Company and its Subsidiaries to a portfolio of hotel properties comparable in number, size, overall service-level and type to the hotels historically managed by the Company and its Subsidiaries as of the date of determination and (B) who is, as of the time that such party succeeds to Principal as the Control Person, neither an NSAM Competitor or affiliated with an NSAM Competitor.
Registered Company: has the meaning set forth in Section 6.7.
REIT: means an entity that qualifies as a “real estate investment trust” under Code Sections 856 through 860.

Related Party Asset: means any asset in which any Restricted Party owns or holds a direct or indirect ownership, beneficial or other interest (including if such interest is held through any Equity Interests, but not if such Equity Interests are publicly traded).

Removal Dispute Notice: means a written notice by the Non-Claiming Member to the Claiming Member disputing the occurrence of a Member Default by the Non-Claiming Member.

Removal Notice: has the meaning set forth in Section 5.8(a).

Representation Letter: has the meaning set forth in Section 6.7.

Representatives: has the meaning set forth in Section 6.4.

Restricted Opportunity: means business opportunities with respect to the provision of Management Services to any “select service hotel,” “extended stay hotel,” “limited service hotel” or similar type hotel located in (x) the United States or (y) any other country in which the Company or any of its Affiliates provides Management Services prior to the Island Member Removal Date.
Restricted Parties: means (i) the Principal, any Island Designee, and/or any Officer or other member of the senior management team of the Company and/or any officer, member of the senior management team, member of any board of directors or similar governing body of any Subsidiary, (ii) any Family Member of any Person described in clause (i) of this definition, and (iii) any entity in which any Person described in clause (i) or (ii) of this definition holds any material pecuniary, beneficial or other interest or which is otherwise Controlled by any Person described in clauses (i) and (ii) of this definition including the Island Member, but excluding the Company Parties, each a “Restricted Party”; provided, however, for the purpose of this definition the Principal shall not be deemed to Control Chatham.

Restricted Representative: means any of the following Persons: (i) Principal (except in his capacity as a member of Island Senior Management), (ii) any Family Member of Principal, and/or (iii) any Family Member of a member of Island Senior Management.
Revaluation Event: means (i) a liquidation of the Company (within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g) but not including a Deemed Liquidation), (ii) a contribution of more than

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a de minimis amount of money or other property to the Company by a new or existing Member or a distribution of more than a de minimis amount of money or other property to a retiring or continuing Member in exchange for Units, or (iii) the grant of any Units in connection with the provision of services to or for the benefit of the Company, including the issuance of Class B Incentive Units; provided, however, that in the case of the events described in clause (ii) and (iii), such events shall not be classified as “Revaluation Events” if the Managing Member determines in good faith that such adjustments are not necessary or appropriate to reflect the relative economic interest of the Members in the Company.

ROFO Closing Date: has the meaning set forth in Section 3 of Annex VII.

ROFO Election Period: has the meaning set forth in Section 1 of Annex IX.

ROFO Member: has the meaning set forth in Section 1 of Annex VII.

ROFO Notice: has the meaning set forth in Section 1 of Annex VII.

ROFO Offer Price: has the meaning set forth in Section 1 of Annex VII.

ROFO Procedures: has the meaning set forth in Section 7.3.

ROFO Purchase Notice: has the meaning set forth in Section 2 of Annex VII.

ROFO Right: has the meaning set forth in Section 2 of Annex VII.

ROFO Transferring Party: has the meaning set forth in Section 1 of Annex VII.

ROFO Units: has the meaning set forth in Section 1 of Annex VII.

ROFR Closing Date: has the meaning set forth in Section 3 or Annex VI.

ROFR Member: has the meaning set forth in Section 1 of Annex VI.

ROFR Notice: has the meaning set forth in Section 1 of Annex VI.

ROFR Offer Price: has the meaning set forth in Section 1 of Annex VI.

ROFR Procedures: has the meaning set forth in Section 7.2(a).

ROFR Purchase Notice: has the meaning set forth in Section 2 of Annex VI.

ROFR Purchase Notice Deadline: has the meaning set forth in Section 2 of Annex VI.

ROFR Right: has the meaning set forth in Section 2 of Annex VI.

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ROFR Transferring Party: has the meaning set forth in Section 7.2(a).

ROFR Units: has the meaning set forth in Section 1 of Annex VI.

SEC Filings: has the meaning set forth in Section 6.7.

Section 705(a)(2)(B) Expenditures: means non-deductible expenditures of the Company that are described in Section 705(a)(2)(B) of the Code, and organization and syndication expenditures and disallowed losses to the extent that such expenditures or losses are treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i).

Securities Act: means the Securities Act of 1933.

Select Hotels: has the meaning set forth in Section 1.3.
Selected Compensation Consultant: means a compensation consultant selected by the Managing Member that is a nationally recognized firm of independent consultants with expertise in handling compensation matters for executives in the Select Hotel management industry or otherwise reasonably acceptable to NSAM Member.
Shared Space Agreement: means the sharing of certain office space (the “Shared Space”) by Chatham and the Company and/or its Subsidiaries pursuant to that certain Use Agreement, dated as of January 9, 2015 by and between Chatham and the Company.
Shared Services: means the provision of certain information technology infrastructure (including network infrastructure, servers, and cloud based storage) which are owned by the Company (including the labor to run the information technology department at the Company  and hardware and software used by the Company (including, but not limited to, such software as Spreadsheet Server, Email, Island ERP system)) but which the Company permits Chatham and certain joint venture entities in which Chatham or Principal holds an ownership interest to utilize.
SS Cure Period: has the meaning set forth in Section 5.4(f).
stub period: has the meaning set forth in Section 6.7.
Subscription Notice: has the meaning set forth in Section 2 of Annex III.

Subsidiary: means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns more than fifty percent (50%) of the Equity Interests or other interests, the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) has Control.

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Supplemental Terms: means with respect to a specified class and series of Units, the supplemental terms applicable to such class or series of Units, as determined by the Managing Member, in connection with the issuance of such class or series of Units.

Tag-Along Member: has the meaning set forth in Section 1 of Annex VIII.

Tag-Along Notice: has the meaning set forth in Section 1 of Annex VIII.

Tag-Along Percentage: has the meaning set forth in Section 1 of Annex VIII.

Tag-Along Procedures: has the meaning set forth in Section 7.5(a).

Tag-Along Purchaser: has the meaning set forth in Section 7.5(a).

Tag-Along Sale: has the meaning set forth in Section 7.5(a).

Tag-Along Seller: has the meaning set forth in Section 7.5(a).

Tag-Along Response Notice: has the meaning set forth in Section 1 of Annex VIII.

Tag-Along Right: has the meaning set forth in Section 7.5(a).

Target Capital Account: means, with respect to any Member, an amount (which may be either positive or negative) equal to the hypothetical distribution such Member would receive if (a) all Company assets were sold for cash equal to their Book Value (after reduction for depreciation of such assets), (b) all liabilities of the Company were satisfied for cash according to their terms (limited, with respect to each nonrecourse liability, to the Book Value of the Company Asset securing such liability), and (c) the net proceeds of such hypothetical transactions and all other available cash (taking into account any contributions to be made on such liquidation) were distributed in full pursuant to the provisions of ARTICLE IV).

Tax Basis: means, with respect to any item of Company property, the adjusted basis of such property as determined in accordance with the Code.

Tax Distribution: has the meaning set forth in Section 4.2(a).

Tax Matters Member: has the meaning set forth in Section 6.6(b).

Tax Rate: means, with respect to each Tax Year, the highest marginal combined effective U.S. federal, state, and local income tax rate for such Tax Year applicable to an individual resident of, or U.S. corporation doing business in, (i) the borough of Manhattan, in New York City, New York or (ii) the state of Florida, whichever rate is higher, and taking into account the deductibility of state and/or local income taxes for U.S. federal and/or state income tax purposes.

Tax Year: means, except as otherwise required by the Code, the Fiscal Year.

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Taxing Authority: has the meaning set forth in Section 4.3.

Third Party: means any Person that is neither a Restricted Party nor a Company Party.

Third Party Valuation: has the meaning set forth in Section 6.3(e).

Third Party Vendor Adjustments: means, with respect to any Fiscal Year, reasonable increases or decreases in the costs payable to any vendors of the Company or any Subsidiary in such Fiscal Year pursuant to any arm’s length contractual arrangements with Third Parties provided that (i) such arrangements were set forth in the immediately prior Approved Business Plan, (ii) the making of such adjustments is in the Ordinary Course of Business and consistent with past practices and (iii) such adjustments are not otherwise subject to approval by the Major Decision Committee pursuant to this Agreement.

Transaction Documents: means this Agreement, the Purchase Agreement and the other documents and instruments executed by the Members, the Company, and certain of their respective Affiliates in connection therewith.

Transfer: has the meaning set forth in Section 7.1(a)(ii).

Transfer Cure Period: means, with respect to any Transfer of Units by a Member that violates any of the restrictions on Transfers of Units in this Agreement, a period of thirty (30) days commencing on the date that such Member receives written notice of such violation.

Transferring Party: means, as applicable, any Member that desires to Transfer its Common Units in accordance with ARTICLE VII.

Treasury Regulations or Treas. Reg.: means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

Units: means, as the context requires, the Common Units, the Class B Incentive Units and/or any other unit representing Interests issued in accordance with the terms of this Agreement.

Unreturned Capital Amount: means, with respect to any Member and the Common Units of such Member, (i) the sum of (x) the amount of all cash or cash equivalents contributed by such Member (and its predecessors-in-interest) in respect of such Common Units from and after the Effective Date, plus (y) the Book Value of all property contributed by such Member (and its predecessors-in-interest) in respect of such Common Units from and after the Effective Date, minus (ii) the sum of all distributions made to such Member (and its predecessors-in-interest) in respect of its Common Units pursuant to Section 4.1 and Section 9.1(d) from and after the Effective Date.

Valuation Methodology: has the meaning set forth in Section 6.3(e).

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Annex II
Member Registry

Member	Common Units	Capital Accounts
Island Member	550,000	$47,300,000
NSAM Member	450,000	$38,700,000

Annex II - Page 1

Annex III
Preemptive Rights

(1)Each Initial Member shall have the right, but not the obligation, to purchase up to its Pro Rata Share of any Additional Interests to be issued by the Company on the terms set forth in this Annex III (such right, a “Preemptive Right”). The Company shall give each Initial Member at least thirty (30) days’ prior written notice of such proposed issuance (such 30-day period, the “Additional Issuance Period”) describing in reasonable detail the aggregate amount of capital to be raised by such issuance, the contemplated date of issuance, the purpose of such issuance, the issue price, and any other material terms and conditions upon which the Company proposes to issue such Additional Interests (“Additional Issuance Notice”).

(2)Each Initial Member shall be entitled to purchase up to its Pro Rata Share of such Additional Interests by delivering a written subscription notice (a “Subscription Notice”) to the Company on or prior to the date that the Additional Issuance Period expires. Concurrently with such notice to the Company, the Initial Member exercising its Preemptive Right shall inform the other Initial Member as to whether such Initial Member intends to purchase all or any portion of its Pro Rata Share of such Additional Interests, including the amount of such Additional Interests it intends to purchase. In the event that any Initial Member elects not to purchase its full Pro Rata Share of Additional Interests, the other Initial Member shall have the right to make the following additional elections (the “Additional Participating Member Election”): (i) provided that the other Initial Member subscribed for its full Pro Rata Share (the “Fully Participating Member”), such Fully Participating Member may purchase any or all of the remaining portion of such Additional Interests on the same terms and conditions (the “Excess Interests”) and (ii) regardless of whether or not the other Initial Member subscribed for its full Pro Rata Share, the other Initial Member shall have the right to modify its prior election to participate in such Additional Issuance pursuant to the terms set forth in its prior Subscription Notice by reducing the number of Additional Interests by an amount of up to the Additional Issuance Delta. The Company shall deliver written notice to each Initial Member indicating the number of Additional Interests the other Initial Member has elected to subscribe for (and, if applicable, the Excess Interests available); and if an Initial Member has the right to make an Additional Participating Member Election, such Initial Member shall have five (5) Business Days from the delivery of such notice to make such election by delivering a modified Subscription Notice to the Company and the other Initial Member. The parties agree that any modified Subscription Notice delivered by an Initial Member pursuant to the prior sentence shall supersede any prior Subscription Notice delivered by such Initial Member with respect to the Additional Issuance in question.

(3)If any portion of the proposed Additional Interests to be issued remains unsubscribed after giving effect to the Members’ subscriptions pursuant to Section 2 of this Annex III, the Company shall have one hundred twenty (120) days from the date of delivery by the Company of the Additional Issuance Notice to sell such remaining Additional Interests, upon terms no more favorable to the purchasers thereof than the terms specified in the Additional Issuance Notice. If the Company has not sold such Additional Interests within such one hundred twenty (120) day period, the Company shall not have the right to make the applicable Additional Issuance unless both Initial Members so agree (provided that, notwithstanding the foregoing, any Fully Participating Member shall have the

Annex III - Page 1

unilateral right, but not the obligation, to request that its portion of such Additional Issuance be made notwithstanding the fact that such Additional Issuance has not been fully subscribed for and/or shall have the right to require that, as an alternative to funding its capital as equity, such capital shall be funded in the form of a Company Loan (in accordance with the provisions of Section 7 below). In addition, the Company shall not thereafter issue or sell any Additional Interests pursuant to a subsequent Additional Issuance without first receiving approval (to the extent required) with respect to such Additional Interests from the Major Decision Committee in accordance with Section 5.3 and offering such Additional Interests to the Members in accordance with this Annex III.

(4)If an Initial Member elects not to exercise its Preemptive Right with respect to any issuance of Additional Interests, such election shall not constitute a waiver of such Member’s right to participate in any subsequent Additional Issuance.

(5)There shall be no liability on the part of the Company, the Managing Member, the Major Decision Committee or any Member (including NSAM Member) if the issuance of Additional Interests is not consummated for any reason. For the avoidance of doubt, the determination of whether to issue Additional Interests shall be in the sole and absolute discretion of the Managing Member, subject to approval (to the extent required) of the Major Decision Committee in accordance with Section 5.3; provided, however, the approval of NSAM Member shall be required for any Additional Issuance that would result in any increase in the Percentage Interests of NSAM Member.

(6)Consideration payable in respect of Additional Interests will be made in United States Dollars when due by wire transfer of immediately available funds to the account or accounts designated by the Company unless otherwise approved by the Major Decision Committee as a Major Decision.

(7)In the event any Fully Participating Member elects to make an unsecured loan to the Company (a “Company Loan”) in accordance with Section 3, such Company Loan shall not be treated as a capital contribution by such Fully Participating Member and accordingly shall not increase the Distribution Percentage Interests of such Member. Instead, any such Company Loan shall be a debt of the Company. Any Company Loan shall (i) bear interests at a rate equal to six percent (6%) per annum (calculated on the basis of a three hundred sixty (360) day year based on the number of days elapsed), compounded monthly and (ii) shall be repaid by the Company prior to any distributions made to the Members pursuant to ARTICLE IV and ARTICLE IX.

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Annex IV

Capital Accounts and Allocations

(1)    Maintenance of Capital Accounts.

(a)Each Member’s Capital Account will from time to time be increased by:

(i)the amount of money contributed by such Member to the Company (including the amount of any Company liabilities which the Member assumes (within the meaning of Treas. Reg. §1.704-1(b)(2)(iv)(c)), but excluding liabilities assumed in connection with the distribution of Company property and excluding increases in such Member’s share of Company liabilities pursuant to Section 752 of the Code) the Book Value of property contributed by such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to); and

(ii)allocations to such Member of Company Book income and gain (or items thereof), including upon the revaluation of any Company property pursuant to Section 2 of this Annex IV, the Book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation.

(b)Each Member’s Capital Account will from time to time be reduced by:

(i)    the amount of money distributed to such Member by the Company (including the amount of such Member’s individual liabilities for which the Company becomes personally and primarily liable but excluding liabilities assumed in connection with the contribution of property to the Company and excluding decreases in such Member’s share of Company liabilities pursuant to Section 752 of the Code);

(ii)    the Book Value of property distributed to such Member by the Company (net of any liabilities secured by such property that such Member is considered to assume or take subject to); and

(iii)    allocations to such Member of Company Book loss and deduction (or items thereof), including upon the revaluation of any Company property pursuant to Section 2 of this Annex IV, the Company Book loss (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation.

(c)Each Member’s Capital Account shall be adjusted in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(m) to take into account any adjustment to the adjusted Tax Basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code.

(d)The Company will make such other adjustments to the Capital Accounts of the Members as are necessary to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv).

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(2)    Revaluation of Company Property.

(a)    Upon the occurrence of a Revaluation Event, the Managing Member will revalue all Company property (whether tangible or intangible) for Book purposes to reflect the Adjusted Fair Market Value of Company property on the date of the Revaluation Event. Any upward and downward revaluations of Company property will be taken into account in determining Net Book Income or Net Book Loss.

(b)    Upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2(a) of this Annex IV, the property to be distributed will be revalued by the Managing Member for Book purposes to reflect the Adjusted Fair Market Value of such property immediately prior to such distribution, and the Capital Accounts of all Members will be adjusted in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(e).

(3)    Transfers of Units.

(a)    Upon the Transfer of a Member’s entire interest in the Company, the Capital Account of such Member will carry over to the transferee in its entirety.

(b)    Upon the Transfer of a portion of a Member’s Units, the portion of such Member’s Capital Account attributable to the transferred portion will carry over to the transferee. If the document effecting such Transfer specifies the portion of such Member’s Capital Account to be Transferred, such portion will be deemed to be the portion attributable to the Transferred portion of such Member’s Units for purposes of this Section 3(b).

(4)    Allocations.

(a)    Book Income and Loss.

(i)    After the application of Section 4(b) through Section 4(d) of this Annex IV, Net Book Income and Net Book Loss (or gross items thereof, if necessary to reduce the following differences) for any Tax Year, or portion thereof, shall be allocated among the Members so as to reduce proportionately the differences between (i) the Members’ respective Adjusted Capital Accounts calculated immediately prior to such allocation and (ii) the Members’ respective Target Capital Accounts as of the end of such period.

(ii)    Net Book Income or Net Book Loss of the Company for purposes of determining allocations to the Capital Accounts of the Members will be determined in the same manner as the determination of the Company’s taxable income, except that (i) items that are required by Section 703(a)(1) of the Code to be separately stated will be included, (ii) items of income that are exempt from inclusion in gross income for U.S. federal income tax purposes will be treated as Book income, and related deductions that are disallowed under Section 265 of the Code will be treated as Book deductions, (iii) Section 705(a)(2)(B) Expenditures will be treated as deductions, (iv) items of gain, loss, depreciation, amortization, or depletion that would be computed for U.S. federal income tax purposes by reference to the Tax Basis of an item of Company property will be

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determined by reference to the Book Value of such item of property, and (v) the effects of upward and downward revaluations of Company property pursuant to Section 2 of this Annex IV will be treated as gain or loss respectively from the sale of such property.

(iii)    If the Book Value of any item of Company property differs from its Tax Basis, the amount of Book depreciation, depletion or amortization for a period with respect to such property will be computed so as to bear the same relationship to the Book Value of such property as the depreciation, depletion or amortization computed for tax purposes with respect to such property for such period bears to the Tax Basis of such property, unless another method is selected by the Managing Member that is in compliance with Section 704 of the Code and the Treasury Regulations thereunder. If the Tax Basis of such property is zero, the Book depreciation, depletion or amortization with respect to such property will be computed by using a reasonable method.

(b)    Allocation of Nonrecourse Deductions. Notwithstanding any other provisions of this Agreement, Nonrecourse Deductions will be allocated among the Members in proportion to their respective Distribution Percentage Interests.

(c)    Allocation of Member Nonrecourse Deductions. Notwithstanding any other provisions of this Agreement, any item of Member Nonrecourse Deduction with respect to a Member Nonrecourse Debt will be allocated to the Member or Members who bear the economic risk of loss for such Member Nonrecourse Debt in accordance with Treas. Reg. § 1.704-2(i).

(d)    Chargebacks of Income and Gain. Notwithstanding any other provisions of this Agreement:

(i)    Company Minimum Gain. If there is a net decrease in Company Minimum Gain for a Tax Year of the Company, then before any other allocations are made for such Tax Year, each Member will be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. § 1.704-2(f).

(ii)    Member Nonrecourse Debt Minimum Gain. If there is a net decrease in Member Nonrecourse Debt Minimum Gain for a Tax Year of the Company, then after taking into account allocations pursuant to paragraph (i) immediately preceding, but before any other allocations are made for such Tax Year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such year will be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. § 1.704-2(i)(4).

(iii)    Qualified Income Offset. If any Member unexpectedly receives any Account Reduction Item that results in an Excess Deficit Balance at the end of any Tax Year after taking into account all other allocations and adjustments under this Agreement other than allocations under this Section 4, then items of Book income and gain for such year (and, if necessary, for subsequent years) will be reallocated to each such Member in the amount and in the proportions needed to eliminate such Excess Deficit Balance as quickly as possible.

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(iv)    Gross Income Allocation. If, at the end of any Tax Year, the Capital Accounts of any Members have Excess Deficit Balances after taking into account all other allocations and adjustments under this Agreement, then items of Book income and gain for such year will be reallocated to such Members in the amount and in the proportions needed to eliminate such Excess Deficit Balances as quickly as possible.

(5)    Other Allocations. If during any Tax Year of the Company there is a change in any Member’s Units, allocations of Book income or loss for such Tax Year will take into account the varying interests of the Members in the Company in a manner consistent with the requirements of Section 706 of the Code, using the interim closing of the books method or such other method as shall be reasonably approved by the Managing Member.

(6)    Allocation of Tax Items.

(a)    In General. Except as otherwise provided in this Section 6, all items of income, gain, loss and deduction will be allocated among the Members for U.S. federal income tax purposes in the same manner as the corresponding allocation for Book purposes.

(b)    Section 704(c) Allocations.  If the Book Value of an item of Company property differs from its Tax Basis, allocations of depreciation, depletion, amortization, gain and loss with respect to such property will be made for U.S. federal income tax purposes in a manner that takes account of the variation between the Tax Basis and Book Value of such property in accordance with Section 704(c)(1)(A) of the Code and Treas. Reg. § l.704-1(b)(4)(i).  The Managing Member may select any reasonable method or methods for making such allocations; provided that curative allocations shall be made to offset the effects of the ceiling rule, if any, on allocations of depreciation or amortization in accordance with Treasury Regulation Section 1.704-3(c). The parties acknowledge and agree that (i) NSAM Member’s Tax Basis in (x) its 45% undivided interest in the properties deemed acquired by NSAM Member and contributed to the Company for federal income tax purposes, and (y) amounts contributed by the NSAM Member to the Company as working capital, include (A) the deemed purchase price of $37.8 million paid by the NSAM Member, (B) the NSAM Member’s share of the contributed working capital amounting to $900,000, (C) the NSAM Member’s share of transaction costs amounting to $2,290,950, each as shown on the closing settlement statement (plus any associated liabilities and additional amounts that the parties subsequently determine are properly includible in that Tax Basis), and (ii) the provisions of this paragraph 6(b) shall apply to the resulting variation between NSAM Member’s Tax Basis and the Book Value of the properties deemed contributed by NSAM Member, as well as the variation between the Island Member’s Tax Basis and the Book Value of the properties deemed contributed by the Island Member.

(c)    Tax Credits. Tax credits will be allocated among the Members in accordance with Treas. Reg. § l.704-1(b)(4)(ii).

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(7)    Other Tax Matters.

(a)    Excess Nonrecourse Liabilities. For the purpose of determining the Members’ shares of the Company’s Excess Nonrecourse Liabilities pursuant to Treas. Reg. §§ 1.752-3(a)(3) and 1.707-5(a)(2)(ii), and solely for such purpose, any Excess Nonrecourse Liabilities shall be allocated (i) first, to each Member up to the amount of built-in gain that is allocable to such Member with respect to any asset of the Company the Book Value of which differs from its adjusted tax basis, and (ii) second, any remaining Excess Nonrecourse Liabilities shall be allocated among the Members pro rata in proportion to their respective Distribution Percentage Interests.

(b)    Company Indebtedness. No Member shall enter into (or permit any Person related to such Member to enter into) any arrangement with respect to any liability of the Company or any Subsidiary of the Company that would result in such Member (or a Person related to such Member under Treasury Regulations § 1.752-4(b)) bearing the economic risk of loss (within the meaning of Treasury Regulations § 1.752-2) with respect to such liability unless such arrangement has been consented to and approved by the Managing Member. This Section 7(b) shall not prohibit (i) any Member or Person related to a Member from making a loan authorized by the Managing Member or (ii) the Company from becoming indebted to a Member or Person related to a Member for services rendered to the Company or for expenditures incurred on behalf of the Company in the ordinary course of business.

(c)    Treatment of Certain Distributions.

(i)    If (A) the Company makes a distribution that would (but for this Section 7(c)(i)) be treated as a Nonrecourse Distribution and (B) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company’s Tax Year in which such distribution occurs, then the Company may treat such distribution as not constituting a Nonrecourse Distribution to the extent permitted by Treas. Reg. § 1.704-2(h)(3).

(ii)    If (A) the Company makes a distribution that would (but for this Section 7(c)(ii)) be treated as a Member Nonrecourse Distribution and (B) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company’s Tax Year in which such distribution occurs, then the Company may treat such distribution as not constituting a Member Nonrecourse Distribution to the extent permitted by Treas. Reg. § 1.704-2(i)(6).

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Annex V

Major Decisions

As used in the Agreement, the term “Major Decision” shall mean each of the following:

(a)    the Company or any of its Subsidiaries amending, terminating, restating or otherwise modifying this Agreement, the Certificate or any other Organizational Documents of the Company or any Subsidiary of the Company; provided, however, that the Managing Member may in good faith, without the consent of any Member, make immaterial amendments to this Agreement, the Certificate or any other Organizational Documents of the Company or any Subsidiary of the Company so long as such amendments do not (i) adversely affect the rights of any Initial Member (unless such Initial Member provides its consent to such amendment), (ii) affect the rights of the Major Decision Committee or amend, supplement or modify the terms of Annex V (unless each Initial Member provides its consent to such amendment), (iii) affect the restrictions, limitations or obligations imposed on the Principal, the Managing Member or any Officer (including any member of Island Senior Management) or any of their respective Affiliates (unless each Initial Member provides its consent to such amendment) or (iv) adversely and disproportionately affect any Member relative to any other Member (unless the affected Member provides its consent to such amendment);

(b)    the Company or any of its Subsidiaries appointing, terminating the appointment of, or replacing any auditors of the Company or any of its Subsidiaries;

(c)    (i)    without limiting the provisions of Section 5.4(e), approving any Business Plan and any proposed material revision to the Approved Business Plan then in effect, or

(ii)    the Company or any of its Subsidiaries incurring any cost or expenditure, or making any investment or purchasing any asset, other than as expressly permitted by the then-current Approved Business Plan; provided, however, that the Managing Member may in good faith approve the incurrence of the following costs by the Company and its Subsidiaries without the consent of the Major Decision Committee (each such cost, a “Permitted Variance”), without duplication: (1) unbudgeted corporate operating and overhead costs in no event to exceed the Applicable Variance Limit of the aggregate amount budgeted for corporate operating and overhead costs in the then-current Approved Business Plan for such Fiscal Year, (2) unbudgeted costs incurred to acquire an asset or make an investment if such acquisition or investment is expressly permitted or approved pursuant to the terms of this Agreement, (3) unbudgeted costs to pay amounts that become payable under any Indebtedness if such Indebtedness is expressly permitted or approved pursuant to the terms of this Agreement, (4) unbudgeted costs incurred to settle any lawsuit, claim, counterclaim or other legal proceeding against the Company or any Subsidiary of the Company if such settlement is expressly permitted or approved pursuant to the terms of this Agreement, (5) unbudgeted costs that the Company and its Subsidiaries are permitted to incur pursuant to Section 5.4(c) without the consent of the Major Decision Committee, and (6) proportional increases to address new properties brought under management during the period addressed by the Business Plan (provided that proportional decreases to address properties no longer under management during the period addressed by the Business Plan are also made);

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(d)    the Company or any of its Subsidiaries (i) issuing any Equity Interests of the Company or of any of its Subsidiaries (other than to the extent any Equity Interests are issued solely to the Company or a wholly-owned Subsidiary of the Company by a wholly-owned Subsidiary of the Company or such Equity Interests are issued by an entity that is formed in connection with a joint venture, partnership, strategic alliance or similar arrangement by Contract or otherwise, which is expressly permitted or approved pursuant to the terms of this Agreement), (ii) authorizing any subdivision, split, combination, or other reclassification of any Equity Interests of the Company or of any Subsidiary of the Company (other than to the extent any Equity Interests of any wholly-owned Subsidiary of the Company are subject to a subdivision, split, combination, or other reclassification that is for the sole benefit of the Company or a wholly-owned Subsidiary of the Company), (iii) selling, assigning, conveying, transferring or otherwise disposing of any Equity Interests of any Subsidiary of the Company (other than to the Company or a wholly-owned Subsidiary of the Company or Equity Interests in a joint venture, partnership, strategic alliance or similar arrangement by Contract or otherwise, which is expressly permitted or approved pursuant to the terms of this Agreement, in connection with its formation), or (iv) redeeming, repurchasing or otherwise acquiring any Equity Interests of the Company or of any of its Subsidiaries (other than to the extent any Equity Interests are being redeemed for no consideration by the Company or one of its wholly-owned Subsidiaries with respect to a wholly-owned Subsidiary of the Company); provided, however, that (x) a Permitted Equity Issuance, (y) the issuance of Class B Incentive Units pursuant to Section 2.3(c) and (z) subject to clause (n) of this Annex V, the issuance of Equity Interests of the Company or of any of its Subsidiaries pursuant to an Approved Incentive Unit Plan shall not constitute a Major Decision and the consent of the Major Decision Committee shall not be required for any such issuance;

(e)    the Company or any of its Subsidiaries amending or otherwise modifying any term of any Equity Interests of the Company or any of its Subsidiaries (except to the extent such amendment would be permitted by clause (a) of this Annex V);

(f)    the Company or any of its Subsidiaries selling, transferring or otherwise disposing of all or substantially all of the Company’s assets or any of its Subsidiaries’ assets, in each case, whether by sale or transfer of assets, sale of equity, merger, consolidation, recapitalization or a transaction of similar nature, to any party;

(g)    the Company declaring, setting aside, or paying any dividend or other distribution on account of any Membership Interests except, in each case, as set forth in ARTICLE IV or Section 9.1(d);

(h)    the Company or any of its Subsidiaries engaging in any business activity other than those related to, or in furtherance of, the Business Purpose;

(i)    the Company or any of its Subsidiaries taking any action (or failing to take any action) with the knowledge that such action (or inaction) would (i) constitute a breach or violation under any Property Management Agreement if such breach would have a material impact,

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consequence or effect on the Company and its Subsidiaries, taken as a whole or (ii) result in the termination of, or the right to terminate, any Property Management Agreement;

(j)    the Company or any of its Subsidiaries entering into, amending, terminating, restating, replacing or otherwise modifying the terms of any Contract that purports to limit or restrict the ability of the Company or any of its Subsidiaries to enter into or engage in any market or business activity other than in the Ordinary Course of Business;

(k)    the Company or any of its Subsidiaries entering into, amending, terminating, restating, replacing or otherwise modifying the terms of any joint venture, partnership, strategic alliance or similar arrangement pursuant to Contract or otherwise with any Person (other than agreements among the Company and its wholly-owned Subsidiaries) other than in the Ordinary Course of Business;

(l)    the Company or any of its Subsidiaries (i) entering into any Affiliate Transaction, or (ii) amending, terminating, restating, replacing or otherwise modifying the terms of any Affiliate Transaction; provided, however, that any Affiliate Transaction with Chatham (except to the extent constituting a “Major Decision” under clause (m) herein) and/or any compensation matter (except to the extent constituting a “Major Decision” under clause (o) herein and/or to the extent such compensation matter concerns a Restricted Representative), shall not be considered a “Major Decision” for purposes of this clause (l);

(m)    the Company or any of its Subsidiaries (i) entering into any Chatham Contract other than Property Management Agreements that are (x) on arms-length, commercially reasonable market terms or (y) in accordance with the fee schedule (if any) set forth in the then applicable Approved Business Plan and which (in either instance) are entered into in the Ordinary Course of Business, (ii) amending, restating, replacing or otherwise modifying the terms of any Chatham Property Management Agreements or other Chatham Contract if such amendment, restatement, replacement or modification imposes material limitations or additional material obligations upon the Company (including through any Subsidiary of the Company that is a counterparty to any such agreement), and/or (iii) terminating any Chatham Property Management Agreements or other Chatham Contracts;

(n)    the Company or any of its Subsidiaries (i) establishing any Approved Incentive Unit Plan; or (ii) amending, terminating, replacing or otherwise modifying any Approved Incentive Unit Plan;

(o)    the Company or any of its Subsidiaries (i) entering into any employment agreement with any member of Island Senior Management, (ii) increasing the annual base compensation payable to (x) any member of Island Senior Management that is an equity holder in the Island Member by more than five percent (5%) in the aggregate of their prior year’s annual base compensation or (y) any other member of Island Senior Management by more than ten percent (10%) in the aggregate of their prior year’s annual base compensation, or paying aggregate bonus compensation for the year of increase for any member of Island Senior Management greater than either (a) one hundred percent (100%) of their base compensation for the year or (b) the greater of

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(1) one hundred thirty-five percent (135%) of their aggregate bonus compensation for the prior year and (2) the top end of the range of bonus compensation for executives of similar roles/responsibilities at the Company’s peer companies according to a Selected Compensation Consultant, provided that for purposes of the foregoing bonus compensation shall be inclusive of all compensation payable to such person by the Company or any Subsidiary (other than awards or grants described in clauses (iii) and (iv) below) that is in addition to the base compensation payable to such person, including by any severance, retention, change of control or similar payments, whether pursuant to an employment agreement previously approved pursuant to this clause (o) by the Major Decision Committee or otherwise, and provided further that increases in compensation or other payments expressly required by employment agreements previously approved pursuant to this clause (o) by the Major Decision Committee and increases specifically described in the then-current Approved Business Plan shall be permitted without any additional approval of the Major Decision Committee; (iii) awarding or granting any member of Island Senior Management any units, compensation or other rights under or with respect to the Approved Incentive Unit Plan, (iv) awarding or granting any member of Island Senior Management any Class B Incentive Units and (v) amending, terminating, restating, replacing or otherwise modifying the terms of any employment agreement, non-compete agreement, non-solicitation agreement or similar agreement with any member of Island Senior Management;

(p)    the Company or any of its Subsidiaries creating, incurring, assuming or suffering to exist any Indebtedness of the Company or any of its Subsidiaries (other than Permitted Indebtedness);

(q)    the Company or any of its Subsidiaries entering into, causing or permitting any Subsidiary of the Company to enter into, any guaranties (other than Permitted Indebtedness);

(r)    the Company or any of its Subsidiaries acquiring, or causing or permitting any Subsidiary of the Company to acquire, directly or indirectly, any assets or making any investment in any asset (other than a Permitted Investment, and acquisitions and investments that are included in the then-current Approved Business Plan);

(s)    the Company or any of its Subsidiaries (i) making, or causing or permitting any Subsidiary of the Company to make, any material tax election, (ii) adopting, or causing any Subsidiary of the Company to adopt, any material tax practice or procedure, or (iii) settling, or causing any Subsidiary of the Company to settle, any material tax matter, in each case only to the extent that either (A) such decision materially and adversely affects the Company and its Subsidiaries or (B) such decision materially and disproportionately adversely affects the NSAM Member;

(t)    the Company or any of its Subsidiaries selling, assigning, conveying, transferring or otherwise disposing of, or causing or permitting any Subsidiary of the Company to sell, assign, convey, transfer or otherwise dispose of, directly or indirectly, all or any part of any assets (in an individual transaction or a series of related transactions) with an aggregate estimated Fair Market Value in excess of one million dollars ($1,000,000) (other than pursuant to a Company Sale in accordance with Section 7.6); provided, however, that neither the Company nor any of its

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Subsidiaries shall sell, assign, convey, transfer or otherwise dispose of any Property Management Agreement or interest therein;

(u)    the Company or any of its Subsidiaries (i) settling, or causing or permitting any Subsidiary of the Company to settle, any lawsuit, claim, counterclaim or other legal proceeding against the Company or any Subsidiary of the Company if such settlement requires payment by or on behalf of the Company or any of its Subsidiaries in excess of one million dollars ($1,000,000) and/or if such settlement imposes an injunction or other equitable relief against the Company or any Subsidiary of the Company, or (ii) initiating, joining, or otherwise voluntarily participating in any Material Litigation or causing or permitting any Subsidiary of the Company to initiate, join, or otherwise voluntarily participate in any Material Litigation (other than (x) compulsory counterclaims brought in connection with a suit, action or proceeding initiated against the Company or any of its Subsidiaries or (y) collection actions under Property Management Agreements);

(v)    the Company or any Subsidiary of the Company effecting an Initial Public Offering or other Public Offering;

(w)    the Company or any of its Subsidiaries effecting a liquidation, restructuring, consolidation, reorganization, conversion, dissolution, winding up or cessation of business of the Company or any Subsidiary of the Company;

(x)    the Company or any of its Subsidiaries (i) assigning, or causing or permitting any Subsidiary of the Company to assign, any assets for the benefit of creditors or (ii) filing, or causing or permitting any Subsidiary of the Company to file, a voluntary petition in bankruptcy or any petition seeking any reorganization, composition, liquidation, dissolution or similar relief under the present or future applicable Federal or state laws relative to bankruptcy, insolvency or other relief for debtors (collectively, the “Bankruptcy Laws”);

(y)    the Company or any of its Subsidiaries (i) consenting to or acquiescing in the entry of, or causing or permitting any Subsidiary of the Company to consent or acquiesce in the entry of an Order approving a petition filed against the Company or any of its Subsidiaries seeking any reorganization, composition, liquidation, dissolution or other relief under the Bankruptcy Laws, or (ii) seeking or consenting to or acquiescing in the appointment of any trustee, receiver, conservator or liquidator of the Company or any of its Subsidiaries;

(z)    the Company or any of its Subsidiaries creating or forming any new subsidiaries, joint ventures, partnerships, strategic alliances or similar arrangements pursuant to Contract or otherwise (other than Subsidiaries that are directly or indirectly wholly-owned and Controlled by Company or which are otherwise expressly permitted or approved to be created or formed pursuant to the terms of this Agreement); or

(aa)    any other action or decision that requires the consent of the Major Decision Committee pursuant to the terms of this Agreement and/or is otherwise described as a Major Decision in this Agreement.

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Annex VI

ROFR Procedures

(1)    If the ROFR Transferring Party intends in good faith and in compliance with this Agreement to accept a Bona Fide Offer (including such an offer to consummate a Company Sale pursuant to Annex IX), the ROFR Transferring Party shall provide written notice to Island Member or NSAM Member, as applicable (the “ROFR Member”), indicating the number of Common Units that it intends to Transfer (the “ROFR Units”), the offering party and the offering price, which must be in cash in United States dollars, of the ROFR Units (the “ROFR Offer Price”), together with a copy of the Bona Fide Offer (such notice and Bona Fide Offer, collectively, a “ROFR Notice”).

(2)    The ROFR Member shall have the right (the “ROFR Right”), for a period of sixty (60) days (or thirty (30) days in connection with a ROFR Right exercised in connection with a Company Sale) after receiving the ROFR Notice (the “ROFR Purchase Notice Deadline”), to deliver written notice (the “ROFR Purchase Notice”) to the ROFR Transferring Party of such ROFR Member’s election to purchase all, but not less than all of the ROFR Units at the ROFR Offer Price and on the other terms and conditions set forth in the Bona Fide Offer. Failure by a ROFR Member to deliver a ROFR Purchase Notice within such applicable period shall be deemed an election by such ROFR Member not to exercise its ROFR Right. If the ROFR Member does not elect to purchase the ROFR Units, the ROFR Transferring Party may consummate (at the ROFR Offer Price and on the other terms and conditions set forth in the Bona Fide Offer) the proposed Transfer (and/or consummate the Company Sale pursuant to Annex IX with respect to any ROFR Right arising in connection with a Company Sale). If such Transfer (or Company Sale) is not consummated within ninety (90) days following delivery of the ROFR Notice, then the ROFR Transferring Party shall not Transfer the ROFR Units (or consummate a Company Sale pursuant to Annex IX) without again complying with all of the provisions of this Annex VI.

(3)    If the ROFR Member delivers the ROFR Purchase Notice in a timely manner (in accordance with Section 2 of this Annex VI), then on or before the 90th day after receipt of the ROFR Purchase Notice (the “ROFR Closing Date”), the ROFR Member (or its designee) shall purchase from the ROFR Transferring Party, and the ROFR Transferring Party shall sell to the ROFR Member (or its designee), the ROFR Units (at the ROFR Offer Price, subject to the other terms and conditions hereof). On the ROFR Closing Date, the ROFR Member shall pay or cause to be paid to the ROFR Transferring Party the ROFR Offer Price in immediately available funds (which ROFR Offer Price shall be deemed to be an amount equal to the Company Sale Proceeds with respect to any sale to the ROFR Member in connection with a Company Sale).

(4)    The ROFR Transferring Party shall deliver to the ROFR Member (or its designee) a duly executed and acknowledged instrument conveying to the ROFR Member (or its designee) the ROFR Units, free and clear of all liens and encumbrances (other than those created by this Agreement or under applicable securities laws), which instrument shall contain customary representations concerning (among others), due organization and authority of the ROFR Transferring Party, ownership of the ROFR Units and the absence of liens and encumbrances on the ROFR Units (other than those created by this Agreement and under applicable securities laws),

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and shall contain a provision indemnifying and holding the ROFR Member (or its designee) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation (which indemnification shall be given or guaranteed by a creditworthy party reasonably satisfactory to the ROFR Member).

(5)    The ROFR Transferring Party shall cause all transfer taxes and filing fees due and payable in connection with the sale and purchase of the ROFR Units to be paid and furnish the ROFR Member with satisfactory proof of such payment.

(6)    The ROFR Transferring Party shall have obtained (at its sole cost and expense) any Third Party consents required to consummate the sale of the ROFR Units to the ROFR Member.

(7)    If the ROFR Transferring Party defaults in its obligation to transfer the ROFR Units to the ROFR Member in accordance with this Annex VI or otherwise fails to comply with its obligations under this Annex VI, the ROFR Member shall have all rights and remedies available pursuant to law and in equity, including the right to specifically enforce the terms of this Annex VI and to bring an action for damages against the ROFR Transferring Party.

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Annex VII

ROFO Procedures

(1)    The Initiating Seller (the “ROFO Transferring Party”) shall first offer the Common Units it intends to Transfer (the “ROFO Units”) to Island Member or NSAM Member, as applicable (the “ROFO Member”), by providing a written notice to the ROFO Member indicating the ROFO Transferring Party’s intention of initiating a Company Sale, the offering price, which must be in United States dollars (the “ROFO Offer Price”), and the terms and conditions on which the ROFO Units are offered for Transfer (such notice, a “ROFO Notice”).

(2)    The ROFO Member shall have the right (the “ROFO Right”) during the ROFO Election Period to deliver written notice (the “ROFO Purchase Notice”) to the ROFO Transferring Party of such ROFO Member’s election to purchase all, but not less than all, of the ROFO Units at the ROFO Offer Price and on the other terms and conditions set forth in the ROFO Notice. Failure by a ROFO Member to deliver a ROFO Purchase Notice within the ROFO Election Period shall be deemed an election by such ROFO Member not to exercise its ROFO Right. If the ROFO Member does not elect to purchase the ROFO Units, the ROFO Transferring Party may thereafter be permitted to engage in discussions with prospective Company Purchasers, and otherwise further pursue a Company Sale pursuant to Annex IX.

(3)    If the ROFO Member delivers the ROFO Purchase Notice in a timely manner (in accordance with Section 2 of this Annex VII), then on or before the 60th day after receipt of the ROFO Purchase Notice (the “ROFO Closing Date”), the ROFO Member (or its designee) shall purchase from the ROFO Transferring Party, and the ROFO Transferring Party shall sell to the ROFO Member (or its designee), the ROFO Units (at the ROFO Offer Price, and on the other terms and conditions set forth in the ROFO Notice). On the ROFO Closing Date, the ROFO Member shall pay or cause to be paid to the ROFO Transferring Party the ROFO Offer Price in immediately available funds. The ROFO Transferring Party shall deliver to the ROFO Member (or its designee) a duly executed and acknowledged instrument conveying to the ROFO Member (or its designee) the ROFO Units, free and clear of all liens and encumbrances (other than those created by this Agreement or under applicable securities laws), which instrument shall contain customary representations concerning (among others), due organization and authority of the ROFO Transferring Party, ownership of the ROFO Units and the absence of liens and encumbrances on the ROFO Units (other than those created by this Agreement and under applicable securities laws), and shall contain a provision indemnifying and holding the ROFO Member (or its designee) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation (which indemnification shall be given or guaranteed by a creditworthy party reasonably satisfactory to the ROFO Member).

(4)    The ROFO Transferring Party shall cause all transfer taxes and filing fees due and payable in connection with the sale and purchase of the ROFO Units to be paid and furnish the ROFO Member with satisfactory proof of such payment.

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(5)    The ROFO Transferring Party shall have obtained (at its sole cost and expense) any Third Party consents required to consummate the sale of the ROFO Units to the ROFO Member.

(6)    If the ROFO Transferring Party defaults in its obligation to transfer the ROFO Units to the ROFO Member in accordance with this Annex VII or otherwise fails to comply with its obligations under this Annex VII, the ROFO Member shall have all rights and remedies available pursuant to law and in equity, including the right to specifically enforce the terms of this Annex VII and to bring an action for damages against the ROFO Transferring Party.

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Annex VIII
Tag-Along Procedures

(1)    In the event the ROFR Member does not exercise its ROFR Right pursuant to Annex VI, and the Tag-Along Seller wishes to Transfer Common Units to a Tag-Along Purchaser, the Tag-Along Seller shall deliver written notice (the “Tag-Along Notice”) to the other Member (in such capacity, the “Tag-Along Member”) of such indicating the number of Common Units that it intends to Transfer, the Tag-Along Purchaser and the proposed per unit sale price, which must be in cash in United States dollars, and any other material terms of the proposed Transfer. The Tag-Along Member shall have the right to sell to the Tag-Along Purchaser, upon the terms set forth in the Tag-Along Notice, a number of Common Units up to the product of (a) that number of Common Units listed in the Tag-Along Notice and (b) the percentage of such Tag-Along Member’s Common Units as the percentage of the total number of outstanding Common Units (the “Tag-Along Percentage”). The Tag-Along Member shall exercise its Tag-Along Right by providing written notice (“Tag-Along Response Notice”) to the Tag-Along Seller of its election to exercise its Tag-Along Right on or prior to ROFR Purchase Notice Deadline and specifying in the Tag-Along Response Notice, the number of Common Units that the Tag-Along Member has elected to Transfer. In the event that the Tag-Along Member shall elect to exercise its Tag-Along Right in connection with a proposed Tag-Along Sale, the number of Common Units to be Transferred by the Tag-Along Seller to the Tag-Along Purchaser will be reduced by the applicable number of Common Units to be included in the Transfer by the Tag-Along Member, and the Transfer to the Tag-Along Purchaser will otherwise proceed in accordance with the terms of this Annex VIII and the Tag-Along Notice.

(2)    In the event that the Tag-Along Member shall elect to exercise its Tag-Along Right in connection with a proposed Tag-Along Sale, the Tag-Along Seller and the Tag-Along Member shall take, or cause to be taken (including with respect to the Tag-Along Seller, cause the Tag-Along Purchaser), all action, and do, or cause to be done, all things necessary or advisable to consummate and make effective such Tag-Along Sale, including (i) together with the Tag-Along Purchaser, execute any purchase agreement or other certificates, instruments and other agreement required to consummate the proposed Transfer to the Tag-Along Purchaser; provided, however, that (A) any indemnification provided by the Tag-Along Member to the Tag-Along Purchaser shall be made on a several (and not joint) basis, pro rata in proportion to, and limited to, the sale proceeds paid to each seller in connection with the Tag-Along Sale (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular seller, which shall be borne solely by such seller) and (B) no Member shall be required to enter into any non-competition, non-solicitation or other similar restrictive covenants (other than customary confidentiality covenants), and (ii) use commercially reasonable efforts to obtain all necessary consents from Third Parties and take such other actions as may be necessary to effectuate the intent of the foregoing. At the closing of any such proposed Tag-Along Sale, the Tag-Along Seller and the Tag-Along Member shall deliver to the Tag-Along Purchaser (A) such instruments of transfer as shall be requested by the Tag-Along Purchaser with respect to the Common Units to be Transferred, against receipt of the purchase price therefor and (B) such Members’ Common Units to be Transferred, free and clear of any liens or encumbrances (other than those created by this Agreement or under applicable securities laws) and such Member shall so represent and warrant. At the closing of any proposed Tag-Along Sale, the Tag-Along Purchaser shall deliver payment

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(subject to any holdbacks, escrows or adjustments in purchase price) for the Common Units purchased by such Tag-Along Purchaser. In the event that the closing of any Tag-Along Sale shall not occur within one hundred eighty (180) days after the date of the Tag-Along Notice with respect thereto, the Tag-Along Members shall be entitled to revoke the Tag-Along Notice, in which event any subsequent Transfer of Units by such Tag-Along Seller shall once again become subject to the provisions of this Annex VIII.

(3)    In the event that the Tag-Along Member does not elect to exercise its Tag-Along Right in connection with a proposed Tag-Along Sale, the Tag-Along Seller may consummate the Transfer of its applicable Common Units to the Tag-Along Purchaser, provided that (i) such Transfer is for a price that is equal to or less than the price set forth in the applicable Tag-Along Notice and (ii) such Transfer is completed within one hundred eighty (180) days after the date of the Tag-Along Notice with respect thereto.

(4)    There shall be no liability on the part of the Managing Member, the Major Decision Committee the Tag-Along Seller or the Company to the Tag-Along Member or any of its Affiliates if any Tag-Along Sale is not consummated for any reason. For the avoidance of doubt, the determination of whether to effect a Tag-Along Sale shall be in the sole and absolute discretion of the Tag-Along Seller.

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Annex IX

Company Sale Procedures

(1)    An Initiating Seller shall notify the Non-Initiating Member of its desire to effect a Company Sale at least ninety (90) days prior to marketing or otherwise engaging in any discussions, solicitations or negotiations with any potential Company Purchaser. Such notice shall contain all the elements required in a ROFO Notice under Annex VII. Within ninety (90) days following the Non-Initiating Member’s receipt of such notice (the “ROFO Election Period”), the Non-Initiating Member shall have the option to exercise its ROFO Right in accordance with Annex VII (and if the Non-Initiating Member exercises its ROFO Right, the Company Sale shall be terminated). Following the expiration of the ROFO Election Period, if no ROFO Purchase Notice was received, the Initiating Seller shall be permitted to engage in discussions and negotiations with prospective Company Purchasers, and in furtherance thereof shall have the right to require the other Members (the “Dragged Members”) to, and the Dragged Members shall,

(a)    if such Transfer is structured as a sale of Units, Transfer, or cause to be Transferred, to the Company Purchaser all of the Units held by the Dragged Members at the same price and otherwise on the same terms and conditions as the Initiating Seller, or

(b)    if such Transfer is structured as a merger, consolidation or sale of all or substantially all of the assets of the Company,

(i)    cause its representatives on the Major Decision Committee vote in favor of such transaction, if applicable,

(ii)    waive dissenters’ rights, appraisal rights or similar rights, if any, which the Dragged Members may have in connection therewith and

(iii)     take such other action as may be reasonably required to complete the transaction.

(2)    The rights of the Initiating Seller under Section 7.6 and this Annex IX shall be exercisable by written notice (a “Drag Along Notice”) delivered by the Initiating Seller to Dragged Members prior to the execution of a definitive agreement with regard to such Company Sale, which shall state (A) that the Initiating Seller proposes to effect a Company Sale, (B) the proposed purchase price to be paid by the Company Purchaser for the Units to be Transferred (or for substantially all of the Company’s assets), (C) the identity of the Company Purchaser and (D) the other principal terms of the Company Sale. The Drag-Along Notice shall be treated as a ROFR Notice, and the Dragged Member shall have a ROFR Right permitting it to purchase all, but not less than all, of the Initiating Seller’s Units at the same price and on the same terms as stated in the Drag Along Notice by complying with the procedures set forth in Annex VI (modified mutatis mutandis) (“Drag Along ROFR Right”). If the Dragged Member elects to exercise its Drag Along ROFR Right, the Company Sale shall be terminated. The Initiating Seller shall not consummate the Company Sale

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set forth in the Drag-Along Notice until expiration of the ROFR Purchase Notice Deadline as it applies to such Drag-Along Notice in connection with the Drag Along ROFR Right.

(3)    If the Dragged Member does not exercise its Drag Along ROFR Right, prior to or in connection with the closing of any such proposed Company Sale, each Dragged Member shall execute any purchase agreement or other certificates, instruments and other agreements required to consummate the proposed Company Sale, including the provision of, and representation and warranty as to, information requested by the Company Purchaser from the Initiating Seller and the provision of requisite indemnifications to the Company Purchaser; provided, however, that (i) any such purchase agreement or other certificates, instruments and other agreements shall be on terms no less favorable to the Dragged Members than those executed by the Initiating Seller in connection with such Company Sale except as a result of different rights of the Units; (ii) any indemnification provided to the Company Purchaser by the Initiating Seller and by the Dragged Members shall be made on a several (but not joint) basis in accordance with the portion of the aggregate consideration payable in connection with such Company Sale to be paid to such Dragged Members (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular seller, which shall be borne solely by such seller) and shall be limited, with respect to each Dragged Member, to the aggregate consideration payable in connection with such Company Sale to be paid to such Dragged Member; (iii) no Dragged Member shall be required to make any representations or warranties other than representations and warranties pertaining to organization, power, authority, enforceability and ownership; (iv) no Dragged Member shall be required to enter into any non-competition, non-solicitation or other similar restrictive covenants (other than customary confidentiality covenants); and (v) no Dragged Member shall be required to agree to any term that purports to bind such Dragged Member or an Affiliate of such Dragged Member (other than to the extent otherwise expressly provided in this Annex IX). At the closing of any such proposed Company Sale, the Dragged Members shall deliver to the Company Purchaser (x) such instruments of transfer as shall be reasonably requested by the Company Purchaser with respect to the Units to be Transferred, against receipt of the purchase price therefor in such Company Sale (subject to any holdbacks, escrows or adjustments in purchase price) and (y) the Dragged Members’ Units in the Company, free and clear of any liens or encumbrances (other than those created by this Agreement or under applicable securities laws). In connection with a Company Sale, the Initiating Seller and Dragged Members shall use commercially reasonable efforts to obtain all necessary consents from Third Parties and take such other actions as may be reasonably necessary to effectuate the Company Sale. The proceeds of the Company Sale shall be allocated amongst the Members as if such proceeds were distributed to them in accordance with Section 4.1.

(4)    In the event that a Company Sale is effectuated through a business combination (whether by way of merger, recapitalization or otherwise) or asset sale, the Members shall take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective the business combination.

(5)    There shall be no liability on the part of the Initiating Seller, the Managing Member, the Major Decision Committee or the Company to the Dragged Members or any of their respective Affiliates if any Company Sale is not consummated for any reason. For the avoidance of doubt,

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the determination of whether to effect a Company Sale shall be in the sole and absolute discretion of the Initiating Seller.

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